Exhibit 10.17


                     INITIAL PROVIDER NETWORK ACCESS AND USE

                                    AGREEMENT

                                     Between

                                PROVO CITY, UTAH

                                       and

                     VIDEO INTERNET BROADCASTING CORPORATION

                                     d.b.a.

                         HOMENET COMMUNICATIONS OF UTAH



                       Dated effective as of July ____2004

IPROVO NETWORK PROJECT                                 HOMENET & PROVO AGREEMENT

                                TABLE OF CONTENTS



Recitals ......................................................................1

Article I Definitions..........................................................2

Article II Description, Term of Agreement .....................................6

Article III Network ...........................................................7

Article IV Pricing and Payments................................................8

Article V Network Operations .................................................10

Article VI Marketing .........................................................13

Article VII Customer Service..................................................15

Article VIII Representations and Warranties...................................16

Article IX Covenants..........................................................18

Article X Assignment and Security Interests ..................................21

Article XI Liability and Indemnification .....................................21

Article XII Force Majeure.....................................................24

Article XIII Breach and Termination ..........................................26

Article XIV Miscellaneous ....................................................28



List of Exhibits & Appendix:

         Exhibit A - Retail Services

         Exhibit B - Initial Service Provider User Period

         Exhibit C - Minimum Market Penetration Standards

         Exhibit D - Network Build Schedule

         Exhibit E - Network Lease Pricing Schedule(s)

         Exhibit F - Service Level Agreements

         Exhibit G - Disaster Recovery Plan

         Exhibit H - IP Video Middleware and Set Top Boxes

         Exhibit I - iProvo Asset Purchase Agreement

         Exhibit J - Provo Cable Asset Purchase Agreement

         Exhibit K - IP Video Middleware Software License Agreement

         Exhibit L - IP Video Set Top Box Usage Agreement Appendix A - IP
                     Video Middleware Software License Agreement

         Exhibit M - Reports

         Exhibit N - Marketing Program

         Exhibit O - Customer Service Program

         Exhibit P - In-Home Wiring Standards

         Exhibit Q - Standard Portal Configuration

         Exhibit R - Bandwidth Purchase Agreement

         Exhibit S - Telephony Services Purchase Agreement

         Exhibit T - OSS/BSS Interface Process and Procedure

         Exhibit U - Financial Security Arrangement Agreement

                INITIAL PROVIDER NETWORK ACCESS AND USE AGREEMENT

         THIS INITIAL PROVIDER NETWORK ACCESS AND USE AGREEMENT ("Agreement"), is made and entered into effective as of the ____ day of _________, 2004 by and between Provo City, a municipal corporation of the State of Utah. ("Provo") and Video Internet Broadcasting Corporation d.b.a. HomeNet Communications of Utah, a Washington Corporation, on behalf of itself and its affiliates ("Service Provider").

                                R E C I T A L S:

Provo desires that residents and businesses within its municipal boundaries have convenient, quality and competitively priced access to high speed, broadband fiber optic services, including voice, video and high speed data transmission and Internet access.

Provo will construct, operate and maintain a managed open access fiber optic Ethernet network that is capable of supporting multiple private service providers in offering a variety of competitive high-speed broadband services to the residences and businesses located in the boundaries of Provo City. The Provo Network is more particularly defined and described herein.

The Provo Network is a new advanced citywide fiber optic network that is currently being constructed. The Provo Network will increase competitive access to consumers of media services by building high performance fiber optic connections between service provider interconnections and the homes and businesses of Provo residents. Provo, through a competitive RFP process, has selected Service Provider to be the Initial Service Provider on the Provo Network. While Service Provider is solely responsible for providing Retail Services to Subscribers on the network, Service Provider recognizes that it is an operational partner that is vital to Provo's ability to successfully fund, operate, and maintain a true Fiber-to-the-Home (FTTH) network. This Agreement memorializes the terms and conditions set forth in the RFP, Service Provider's response to the RFP, and negotiations between Provo and Service Provider and establishes a long term relationship wherein Service Provider will actively market to potential Subscribers and provide high quality Retail Services. Service Provider, who is currently in the process of changing its corporate name to HomeNet Communications of Utah, desires to enter into this Agreement to use the Provo Network to provide Retail Services, on a non-exclusive basis, within the boundaries of Provo.

Provo, on the terms, covenants and conditions contained in this Agreement, is willing to grant Service Provider the non-exclusive right to use the Network, as it is completed, to provide Retail Services to potential Subscribers.
In order to promote the success of Service Provider's business, to provide for stability on the Provo Network, and to remedy technical issues that will arise during the implementation of the Provo Network, this Agreement grants Service Provider a maximum rolling six month initial service provider use period as defined below. All of the proposals received by Provo as a result of the RFP process requested exclusive service periods, the shortest of which was three years.

Provo has determined that a rolling six-month-per-node initial service provider period best balances the goals of allowing Service Provider a reasonable opportunity to market, promote, and implement its business plan in order to generate a return on its investment, provides sufficient time to resolve technical issues that will arise, and enables Provo to provide an open access Network.

Service Provider is solely responsible for their business model and Subscriber penetration.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, Provo and Service Provider mutually agree as follows:

                                   DEFINITIONS

         Unless the context clearly indicates otherwise, certain terms used in this Agreement shall have the meanings set forth below:

         "Agreement" means this Agreement and incorporates any Exhibits, Appendices, or other attachments referenced herein.

         "Business Subscriber" means any Subscriber, which uses the service in, at or for their place of business.

         "Commercial Insertion" means the insertion of commercials on video channels from the headend or Node huts on video channels via Provo City owned equipment.

         "Content Services" shall mean any and all content or services delivered over the Network to Subscribers. Including, but not limited to, video services, voice services and data services.

         "Customer Premise Equipment" or "CPE" shall mean any and all equipment located at Subscriber's premises owned by Provo City and/or the Service Provider.

         "Disaster Recovery Plan" means a disaster of catastrophic magnitude such as an earthquake or tornado, which disrupts or destroys major Network elements.

         "Effective Date" means the date of execution of this Agreement by Provo and Service Provider.

         "Enhanced Service Provider" shall mean an entity providing Information Services via a data connection in IP format.

         "Ethernet Network Entry Point" shall mean point of transmission ingress or egress to the Internet.

         "Gateway" or "Portal" shall mean the device location which serves as the demarcation point at a residence or business at which the Provo Network ends and the Service Provider assumes control for purposes of providing Content Services. Typically, the Gateway will be a World Wide Packets device similar to an LE-46 in a residence or business, or a similar device such as an LE-211 in an MDU or business.

         "GRAMA" means the Government Records Access and Management Act, Provo City Code ss. 3.13.010 et seq., as amended, together with any amendments that occur after the Effective Date.

         "General Availability" means when a Node is released and available for any and all services providers on the Network.

         "Home Passed" means any residential home, multi-dwelling unit, or business which is passed by the fiber or able to receive service by the installation of a fiber drop and associated equipment. Multi-Dwelling Units shall count each apartment or living unit as a separate Home Passed. No home will be counted as a Home Passed that cannot actually be served by the Network.

         "Information Service" shall mean the offering of a capability for generating, acquiring, storing, transforming, processing, retrieving, utilizing, or making available information via telecommunications, and includes electronic publishing, but does not include any use of any such capability for the management, control, or operation of a telecommunications system or the management of a telecommunications service.

         "Initial Service Provider Use Period" shall mean the initial period of time which allows for the technical glitches, bugs, and issues to be resolved, to ensure that the Network is stable for commercial operation, and to allow Service provider a reasonable opportunity to market, promote, and implement its business plan in order to generate a return on its investment.
          "Market Penetration" shall mean the number, represented by a percentage of homes passed of Subscribers paying for at least one service offering from the Service Provider.

         "MDU" shall mean multi-dwelling unit.

         "MDU Subscribers" shall mean a Subscriber that is paying for Content Services with the intent that such Content Services will be made available to persons living in a multi-dwelling unit such as an apartment complex. In general, but not always, MDU's will be characterized by two or more of the following characteristics: conforming to a single billing entity for multiple Subscribers, consisting of four (4) or more Subscriber units, and having historical status as an MDU with incumbent Cable Television Service Providers.

         "Network" or "Provo Network" means and includes, without limitation, all cables, collocation space, conduits, inner ducts, inside wiring, manholes, Nodes, optical fiber strands, patch panels, splices, switches, transmitters, junctions, terminals, internal power sources, access Portals, battery backups, fault alarm systems, structures, shelters, poles or pole line attachments, similar equipment, business and operations support systems, and all articles of personal property owned, leased or used by Provo, directly or indirectly, for use in connection with its telecommunications system that is used to provide the Network Services, as any or all of the same may be updated, supplemented, replaced or expanded, from time to time. Demarcation on the Network shall be defined as the Service Provider facing port on the router (Ethernet Network Entry Point) and the Subscriber facing ports on the Portal installed at the Subscriber premises.

         "Network Services" shall mean the content or services provided by Provo City to service providers on the Network.

         "Node" or "Segment" means a logical or geographic area of the Network serving a sub set of the homes or businesses in the entire Network as consistent with the phased construction approach.

         "OSS/BSS" shall mean the Operational Support Systems and Business Support Systems which include, but are not limited to, customer management, billing, customer provisioning, etc.

         "Other Service Provider(s)" shall mean those companies and firms that have been authorized by Provo to provide Content Services to their Subscribers by another contract on the Provo Network after the termination of the Initial Service Provider Use Period and according to the process established by Provo for bringing subsequent service providers onto the Network.

         "Network Service Specifications" means the Networks ability to deliver voice, video, and data services and elements of the Network Lease pricing schedule(s) detailed on Exhibit "E" and the Service Level Agreements detailed on Exhibit "F" attached to and incorporated in this Agreement by reference.

         "Primary Dial Tone Service" shall mean standard telephone service including standard E-911 service which routes to the Provo City dispatch center and delivers data including address.

         "Provo" or "Provo City" shall mean the municipal corporation, a political subdivision of the State of Utah that is The City of Provo, Utah.

         "Provo Telecommunications Manager" shall mean the person appointed by Provo to represent Provo in the Agreement.

         "PSTN" means Public Switched Telephone Network.

         "Retail Services" means the services that Service Provider offers to its Subscribers over the Network, described on Exhibit "A" attached to and incorporated by reference.

         "Residential Subscriber" shall mean a Subscriber who is residing in a single-family residence. In general, but not always, Residential Subscribers will be characterized by one or more of the following characteristics: (1) conforming to a single discrete Subscriber entity, (2) conforming to a single bill for corresponding discrete Subscriber, or (3) being subject to standard published retail rates.

         "Service Credit" shall mean a credit that may be applied to payments made by the Service Provider for use of the Networks for failure of the Network performance to meet standards set forth in the Service Level Agreement.

         "Service Level Agreement" shall mean the Agreement Provo unilaterally issues outlining the level of service Provo strives to deliver on the Network.

         "Service Metric" shall mean the unit or measure of performance of the service level of the Network.

         "Service Readiness Date" means the date that the Service Readiness Test is completed.

         "Service Readiness Test" means the controlled introduction period prior to the Service Readiness Date where Provo, with the involvement of Service Provider, conducts a series of activities to test the readiness of the Provo Network, as well as designated business and operations processes. Service Readiness Test is considered completed when Provo notifies Service Provider in writing that an area or Node is fully tested and ready for activation of customers.

         "Service Provider" or "Initial Service Provider" shall mean Video Internet Broadcasting d.b.a. HomeNet Communications of Utah.

         "Soft-Switch" shall mean a device or software program that provides services similar to a Class 5 Telephony switch and has the ability to deliver Information Services, including telephony like services on a data Network in IP format.

         "Subscriber" shall mean a Business Subscriber, Institutional Subscriber, MDU Subscriber, Residential Subscriber, or any other Subscriber that pays Service Provider a fee in order to receive one or more Content Services.

         "Substantially Complete Network" shall mean that the construction of the Network is complete and the Service Readiness Tests have been successfully completed and accepted and the Network is ready for operation.

         "Substantially Complete Node" shall mean that the construction of the Node is complete and that Service Readiness Tests have been completed and the Node has been activated for Content Services.

         "Set Top Box" or "STB" shall mean the device used to convert video signals from one format to another or act as a tuner to provide a television set or monitor with a viewable signal. It is typically a device that converts IP video to analog video for viewing on a television receiver.

         "Transport Fees" shall mean the amounts payable by the Service Provider for use of the Provo Network or Network components (headend, telephony switch, etc.) as prescribed herein.


                        DESCRIPTION AND TERM OF AGREEMENT

Network Development. Provo anticipates deploying a citywide Network in multiple construction phases. The development, design and installation of the Network shall be the sole responsibility of Provo. Any undertaking to install additional phases of the Network shall be at the sole discretion of Provo.

Service Provider Retail Services. Following the Service Readiness Date, Service Provider shall use the Network to provide any or all Retail Services to Subscribers to the extent the Network is available to such Subscribers, provided said service is included in Exhibit "A", the Retail Services and Exhibit "E", the Network Lease Pricing Schedule and a lease rate has been set by Provo, subject to Section 4.3. Nothing in this Agreement shall require Service Provider to use the Provo Network exclusively. Provo retains the right to provide connectivity and services to governmental agencies, public schools, Brigham Young University (BYU), Utah Valley State College (UVSC), and any entity providing services that terminate outside the Provo City limits.

Initial Service Provider Responsibilities. During the initial construction, testing, and activation of the Nodes, there are expected to be technical glitches, bugs, and interoperability issues on the Network. Through a competitive RFP process, Provo selected the Initial Service Provider to provide Content Services on the Network during the Initial Service Provider Use Period as described in Exhibit "B".

Market Penetration. In Exhibit "C" of this agreement, the Service Provider shall meet the requirements of the minimum Market Penetration standards. Failure by the Service Provider to meet the minimum Market Penetration standard, as defined in Exhibit "C", may result in other Service Providers being added on the Network.

Term of Agreement. Unless sooner terminated as provided in Article XII of this Agreement, this Agreement shall have an initial term of four (4) years, with two
(2) additional three-year terms that will each commence automatically unless either party at its sole discretion elects not to renew this Agreement in accordance with the following. The initial term ("Initial Term") begins on the Effective Date and terminates on the fourth (4th) anniversary of the Effective Date. On expiration of the Initial Term of this Agreement, this Agreement will automatically renew for an additional period of three (3) years (the "Second Term") from the fourth (4th) anniversary of the Effective Date unless, at least one hundred eighty (180) days prior to the expiration of the Initial Term, either Provo or Service Provider gives written notice to the other of its intention not to renew this Agreement for a Second Term. On expiration of the Second Term of this Agreement, this Agreement will automatically renew for an additional period of three (3) years (the "Third Term") from the seventh (7th) anniversary of the Effective Date unless, at least one hundred eighty (180) days prior to the expiration date, either Provo or Service Provider gives written notice to the other of its intention not to renew this Agreement for a Third Term.

                                     NETWORK

Network Design. Provo, at its cost and expense, shall be solely responsible for the design of the Network. The Network shall be designed to deliver Content Services according to the Network Service Specifications. Provo will provide one or more Ethernet Network Entry Points. Service Provider may, at its sole discretion, select one or redundant entry points to connect into the Provo Network. Service Provider may offer consultation to Provo on Network design regarding quality and reliability measures, but Provo remains solely responsible for the Network design regardless of any such Service Provider consultation. Service Provider shall be responsible for all of Service Provider's related costs to meet such entry points including, but not limited to, interconnect costs, collocation space, rack rental, power, and other interfacing costs.

Installation of Network. Provo, at its cost and expense, shall be solely responsible for the installation of the Network, including, without limitation, the procurement of any necessary rights-of-ways or easements, and the purchase and installation of all facilities and equipment required to activate and operate the Network. Provo has already commenced installation of the first phase of the Network in the Grandview neighborhood and other areas. Within thirty (30) days of the Effective Date of this Agreement, Provo will provide a summary of the Network Build-out Schedule for the Network. The Network Build-out Schedule is to be attached to and incorporated by reference in this Agreement as Exhibit "D". On a monthly basis, Provo will provide an update of the Network Build-out Schedule. Provo may take into consideration recommendations which the Service Provider may provide on deployment or construction plans that could improve operational efficiencies or enhance Network revenues. However, Provo remains solely responsible for the Network installation regardless of any such Service Provider recommendations.

Network Testing. Provo, at its cost and expense, shall test each Segment of the Network following its installation to assure operation of the Network in conformity with the Network Service Specifications. If requested by Service Provider, Provo shall provide a copy of the testing results to Service Provider. Following satisfactory testing of a completed Segment of the Network demonstrating that the Network meets Network Service Specifications, Provo shall send Service Provider written notice.

Disaster Recovery Plan. Provo will submit to Service Provider a Disaster Recovery Plan that is reasonably acceptable to Service Provider. Upon Service Provider's review and approval, which shall not be unreasonably withheld, the Disaster Recovery Plan shall become Exhibit "G" and shall be binding upon the Parties as part of this Agreement.

Ownership of Network. Provo shall own all structures, improvements, and components of the Network. This Agreement shall not confer on Service Provider any ownership or possessor interest in the Network, or any of its related facilities, equipment, easements or rights-of-way, or any other property of Provo.

Intellectual Property. In designing, installing, and operating the Provo Network, Provo represents that it shall not use intellectual property of any third party, except under appropriate license from that third party. In no event shall Service Provider be responsible for obtaining any intellectual property license or right from a third party to facilitate the design, installation or operation of the Provo Network. Notwithstanding the foregoing, Service Provider shall be responsible for obtaining all intellectual property licenses and rights with respect to Service Provider's own equipment, software, and the like used in connection with the Provo Network.

Interoperability Requirements. Service Provider understands the importance of ensuring its products and services support the delivery of Content Services to Subscribers. To this end, the Service Provider agrees that during the term of the Initial Agreement, its hardware, products, services, middleware, and software will function and interoperate with the Network. Service Provider will remain interoperable with the Network, and will cooperate and use its best efforts to resolve interoperability issues resulting from third party issues. Service Provider agrees that prior to the deliver of new releases, software patches, remedies, or fixes, Service Provider shall conduct tests and interoperability scenarios within its lab and engineering facility. Provo shall implement a pre-production Network test environment and will test all vendors' new releases and updates prior to deployment in the production network.

When Service Provider adds new equipment or changes equipment to interface or integrate with the Network, Service Provider will be responsible for any interoperability issues with third party equipment vendors and Provo on the Network. Service Provider agrees to a) make its products and/or software available for testing in third party vendor/manufacturers SQA labs at no charge, and b) use its best efforts to modify applicable Service Provider products/software to achieve interoperability with third party products and software.

         3.8 IP Video Middleware and Set Top Box. Provo will determine the standard IP video middleware and set top boxes to be used on the Network. Any deviation from Provo's standard middleware and set top boxes by the Service Provider must be approved as per Exhibit "H". Should the Service Provider no longer operate on the system, and they are using nonstandard middleware, the middleware will be licensed to Provo as outlined in Exhibit "K".

                              PRICING AND PAYMENTS

Network Services. In consideration of Provo's provision of the Network to be used by Service Provider for Content Services, Service Provider shall pay to Provo the prices and fees identified on the Network Lease Pricing Schedule(s) attached to and incorporated by reference in this Agreement as Exhibit "E." Service Provider will provide a detailed activity report, by Subscriber, to Provo, by the 5th of each month, for Content Services provided to customers in the previous month. Provo will respond to Service Provider with any corrections by the 10th of said month. Service Provider will make payment of Transport Fees to Provo by 15th of said month. If Service Provider fails to make any payments for undisputed charges when due, Provo may collect interest on unpaid amounts at the rate of one percent (1%) per month until Service Provider is current on all payments for undisputed charges. Within 60 days of the Effective Date of this Agreement, Provo and Service Provider will agree upon a financial arrangement whereby payment from Subscribers will be secure for both parties. This process will be added to this Agreement as Exhibit "U".

Disputed Charges: In the event Service Provider disputes the amount of Transport Fees to be paid to Provo, Service Provider will (i) pay all charges not disputed, and (ii) within thirty (30) days notify Provo of the dispute in writing, providing the billing identification, and an explanation of the issue in dispute. Provo shall respond in writing within thirty (30) days of receipt, whereupon Service Provider shall have an additional fifteen (15) days to respond to any corrections or explanation. Payment will not prejudice Service Provider's right to dispute charges, so long as they are disputed in the manner and within the time specified in this Section. The parties will cooperate in good faith to resolve any such disputes within sixty (60) days from Provo's receipt of notice of dispute. If the parties cannot resolve the dispute within sixty (60) days, either party may request an independent audit. If a disputed amount is determined to be a valid charge, Service Provider will pay the cost of the audit and the disputed amount, plus interest at an annual rate of 12%, within ten (10) calendar days of such determination. If the disputed amount is determined to be invalid, Provo shall pay the cost of the audit and if Service Provider has paid the disputed amount, Provo shall return the disputed amount, plus interest at an annual rate of 12%, within ten (10) calendar days of such determination.

Network Lease Rates: Provo shall not increase prices listed on Exhibit "E" for a period of one year from the Service Readiness Date of this Agreement unless the Service Provider increases retail rates. In the event that retail rates are increased by the Service Provider, Provo shall not increase the lease rate by more than five percent (5%). Provo and Service Provider may annually thereafter negotiate in good faith to change the prices and terms listed on Exhibit "E" at least sixty (60) days prior to the end of the then current annual period. Such good faith negotiation shall take into account the pricing charged by Provo to its Other Service Provider(s) (taking into account volumes of services purchased, discounts, or credits) that are more than or less than the then applicable charges for the corresponding services used by Service Provider under this Agreement. If mutually agreed to, such negotiated prices will remain in effect for a minimum of twelve (12) months, subject to the following condition. If at any time during this Agreement Provo offers Network Services or Customer Premises Equipment ("CPE") to Provo's Other Service Provider(s) for charges (taking into account volumes of services purchased, discounts, or credits) that are less than the applicable charges for the Retail Services and CPE offered by Provo under this Agreement, then the Parties shall agree to an appropriate reduction of the prices for the corresponding Retail Service or CPE under this Agreement such that Provo's prices offered to Service Provider are no less favorable than those offered by Provo to such Other Service Provider(s). Service Provider's obligation to pay Provo is not contingent on whether Service Provider actually received payment for the services it provided to Subscribers. Service Provider is responsible for its own collection of accounts receivable, the non-collection of which shall not impute any liability to Provo, nor relieve Service Provider of its obligations under this Agreement.

         4.4 Local Fees. Service Provider shall be responsible for and pay the correct local tax rates, franchise fees, taxes, and charges on Subscribers.

         4.5 Other Taxes and Fees. Service Provider shall be solely responsible for the collection and remittance of all applicable federal, state and local taxes, including, without limitation, income taxes, sales taxes, privilege taxes, or universal service fees as applicable.

         4.6 Discount Pricing for Multi-year Subscribers. Service Provider may request long-term discount pricing for multi-year Subscriber contracts. Within thirty (30) days of Service Provider entering into each such long-term Subscriber contract, Service Provider shall provide Provo written verification of each such contract.

         4.7 Purchase of iProvo Customer Assets. The Service Provider shall purchase from Provo the iProvo Customer Assets as described in Exhibit "I", iProvo Asset Purchase Agreement attached to and incorporated in this Agreement.
         4.8 Purchase of Provo Cable Customer Assets. The Service Provider shall purchase from Provo the Provo Cable Customer Assets as described in Exhibit "J", Provo Cable Asset Purchase Agreement attached to and incorporated in this Agreement.

         4.9 Letter of Credit. As surety to Provo for payment by the Service Provider of all transport fees and other charges set forth in this Agreement, Service Provider shall provide for the benefit of Provo an irrevocable Letter of Credit.

The term of the Letter of Credit shall be the term of this Agreement, including any renewal period. The Letter of Credit shall be issued by a bank and contain terms and conditions acceptable to Provo. Prior to seeking recovery under this Letter of Credit, Provo shall notify Service Provider in writing of the default giving rise to Provo's claim for recovery under this section. Service Provider shall have thirty (30) days to cure the default. Upon Service Provider's failure to cure, Provo may immediately draw on the Letter of Credit and in addition pursue any other remedy available under Article XIII.

         The Letter of Credit shall be similar to the form contained in Exhibit "U", in an amount agreed to by the parties and shall be attached to and made part of this Agreement.


                               NETWORK OPERATIONS

Network Control. Provo shall have sole control over the day-to-day operation of the Network, including managing the telecommunications platform and the functionalities available over the Network. Provo shall provide primary management and control for the Network from its Network operations center. Service Provider and Provo shall cooperate with each other to coordinate service turn-ups and Retail Service deployment. The Provo Network shall meet the Service Level Agreements specified in Exhibit "F." If the Service Metrics for Retail Services specified in Exhibit "F" are not met, a Service Credit will apply as specified.

Maintenance Responsibilities. During the term of this Agreement, and any extension thereof, Provo, at its cost and expense, shall be responsible for maintenance of the Network. Provo shall at all times maintain the Network in good working order and repair in a safe condition, and in conformity with the Network Service Specifications and all applicable laws and regulations.

Troubleshooting. Provo shall respond to Network issues in accordance with the Provo responsibilities set forth in Sections 5.4 and 5.5 of this Agreement.

Customer Service. Provo shall maintain a call center or network operations center accepting calls from the Service Provider to resolve customer service inquiries involving repair, maintenance or other contact with the Network. Provo shall establish procedures for tracking trouble reports and escalating resolution of inquiries as provided in Section 5.5 of this Agreement.

Repair Timing. Provo shall restore damaged or malfunctioning portions of the Network in accordance with the Service Level Agreements specified in Exhibit "F," attached to and incorporated in this Agreement by reference. Provo acknowledges the importance of uninterrupted operation of the Network and shall arrive at repair sites with necessary personnel, equipment, and materials and restore Network services in accordance with Exhibit "F." To the extent repairs are required to the Network to fix damage caused by Service Provider, Service Provider shall pay the repair costs. To the extent the damage is caused by any other Subscriber, whether for Retail Services or Network services, Provo shall recover the expense of the repair from the Subscriber, and if the Subscriber is Service Provider's Subscriber, Service Provider will assist Provo by directly billing the Subscriber for such expenses. Service Provider is not liable for such damages if the Subscriber fails to cover the expenses. Provo may also directly bill Service Provider's Subscribers for any such damages.

Subscriber Connection to Network. Provo shall provide Network services to enable Service Provider to connect its Subscribers to the Network. To the extent that Service Provider relies on the Provo Network, the Service Provider's connection service order and/or other Subscriber agreement with Subscriber shall contain in writing the following highlighted covenants:

Property Access License. "Subscriber understands that Service Provider's delivery of services requires Provo to connect its Network to Subscriber's premises. Subscriber grants Provo an irrevocable, non-exclusive license to access Subscriber's property to install and maintain fiber optic cable(s), an electronic access Portal, and any other equipment, to Subscriber's premises. Unless otherwise provided by law, the fiber optic line, electronic access Portal, and any other equipment shall remain Provo's property. For the purposes of this provision, Provo is a third party beneficiary under this agreement. This provision shall survive the termination of this agreement." Damage Covenant. "Subscriber shall not damage the Provo Network, including, but not limited to, fiber optic cable(s), electronic access Portal(s), and any other equipment. Subscriber shall be liable to Provo directly, and Provo may obtain reimbursement directly from Subscriber, for such damages, including enforcement and court costs, and attorney fees. Service Provider shall directly bill Subscriber for any such damages and transfer any funds recovered to Provo. Provo may also directly bill Service Provider's Subscribers for any such damages. For the purposes of this provision, Provo is a third party beneficiary under this agreement. This provision shall survive the termination of this agreement." Resale Prohibited. "Unless expressly permitted in writing by Provo City, Subscriber shall not resell any service, product, or bandwidth provided via the Network. For the purposes of this provision, Provo is a third party beneficiary under this agreement. Provo City may require Service Provider to limit or discontinue service to any customer in violation of this agreement.' Transmitting or Sharing Prohibited. "Subscriber shall not transmit, re-distribute, or share in any manner bandwidth, Internet access, products, or services. Secure wireless transmission of a Subscribers bandwidth or content on the premises of a Subscriber solely for the use of that Subscriber is permitted as long as no unauthorized connection to the bandwidth or use of content can be made by unauthorized users. For the purposes of this provision, Provo is a third party beneficiary under this agreement. Provo City may require Service Provider to limit or discontinue service to any customer in violation of this agreement." Copyrighted Material. "Subscriber agrees not to violate copyright law. Posting or receiving copyrighted material via email, list servers, ftp transfer, or any other electronic or digital means without permission of the copyright owner is prohibited. For the purposes of this provision, Provo is a third party beneficiary under this agreement. Provo City may require Service Provider to limit or discontinue service to any customer in violation of this agreement. Subscriber shall be liable to Provo directly, and Provo may obtain reimbursement directly from Subscriber, for damages for violation of this covenant, including enforcement and court costs, and attorney fees."

Subscriber Agreement Availability. Upon request, Service Provider shall provide a copy of any and all Subscriber connection service orders and/or Subscriber agreements to Provo.

In-Home Wiring: The Parties may mutually enter into a separate agreement for in-home wiring to provide a more convenient installation experience for the Subscriber. For the purpose of this Agreement, a minimum standard and guideline for all in-home wiring done by the Service Provider or its agent or contractor shall be developed as Exhibit "P", "In-Home Wiring Standards", within sixty (60) days of the Effective Date. This standard will apply to all service providers on the Network and take into consideration both the cost and time required for installations while focusing on a high level of craftsmanship, customer care, and technical quality.

Portal Configuration. All Portals deployed by Provo in the Network will have a standard Portal configuration as shown in Exhibit "Q", Standard Portal Configuration. Provo shall have the right at its sole discretion to change Portal make, model, and type as long as the new Portals deliver substantially the same services and quality as the existing Portals and conform to industry standards. Portal configuration may change to reflect the structure of the new Portals as needed.

Bandwidth Purchase Agreement. Provo may elect to purchase Internet bandwidth in large blocks and make this bandwidth available to Service Providers. Should Service Provider agree to use this bandwidth it will be covered by the terms found in Exhibit "R", Bandwidth Purchase Agreement.

Telephony Services Purchase Agreement: Service Provider will purchase a Soft-Switch under the terms and conditions stated in Exhibit "S", Telephony Services Purchase Agreement.

OSS/BSS Interface: The Service Provider and Provo will both make best efforts to ensure that the interface and passing of data required for the smooth operation of the Network be completed within sixty (60) days of the Effective Date. The OSS/BSS process and procedures shall be made a part of this Agreement as Exhibit "T", OSS/BSS Interface Process and Procedures.

                                    MARKETING

Service Provider Marketing Efforts. Service Provider shall use its best efforts to aggressively market its Services and the Network to acquire Subscribers, and maintain good business relationships with Subscribers. Service Provider shall develop a Marketing Program to be included as Exhibit "M" that takes into account marketing costs, expected Retail Services margins, and other factors that are typically considered suitable in good faith to acquire and retain customers. The Marketing Program shall be reviewed and approved by Provo which approval shall not be reasonably withheld. The first year Marketing Program will be submitted to Provo within thirty (30) days of the Effective Date, and will be incorporated into and made a part of this Agreement as Exhibit "M". Each quarter, the Service Provider shall submit an updated Marketing Program to represent a rolling one (1) year Marketing Program.

Marketing Program. The Service Provider's Marketing Program shall have, as a minimum, the following details, duties, requirements, and activities. Any deviation from the minimum requirements must be approved in writing by Provo. The total budget by fiscal quarter per home passed. Development of an identifiable local brand.

A web site with sales and customer service elements including, but not limited to, the following elements: Product information. Product pricing.
A map showing areas in which service is currently available. Local programming and /or community content currently available on the Network. New Customer Information Packets (converter usage info, VOD ordering, etc.). Front office hand-outs (channel line-up, rate card, etc.).

"Incentives-to-Switch" programs. Incentive programs may include, but are not limited to, the following elements: Free installation. Free month of service for referral.

Give-aways. Discounts or savings on rates.

A marketing campaign which targets college students.

Neighborhood campaigns including, but not limited to, open houses, block parties, and coordination with neighborhood chair-persons, where possible.

Community Wide Visibility. The community at large needs to know that the Service Provider is a telecommunications provider in Provo. Activities could include, but are not limited to, billboards, advertisements in local newspapers, and participation in community events. At least one element from each category below is to be used each quarter:

                  (1) Door hangers
                  (2) Telemarketing (as allowed by law)
                  (3) Direct mail
                  (4) Door to door sales

Network Service Claims. Service Provider shall not make any representations or statements regarding the Provo Network that are inconsistent with representations or statements made in this Agreement.

Service Provider's Use of the Provo Network Brand Name and/or Logo. Service Provider may use the Provo Network brand name (currently iProvo) and/or logo in Service Provider's advertisements and/or press releases; only as provided by Provo, and in accordance with Provo's brand use guidelines. Provo shall provide the guidelines to Service Provider from time to time. Any press releases using The Provo Network brand name and/or logo must be mutually reviewed by the Parties prior to any publication. Such consent shall be timely and not unreasonably withheld.

Corporate Citizenship. Service Provider agrees to participate in the local community through reasonable corporate donations of time, money, or other resources to foster good local community relations.

Interaction with Provo's Telecommunications Manager. At least monthly, or as often as mutually agreed, during the first year after the Effective Date, a Service Provider corporate executive will meet in person with Provo's Telecommunications Manager and accompanying staff (including interested City Administration, Telecom Advisory Board, and Municipal Council members). The Service Provider may from time to time be required to give an accounting of their services to other boards or councils as needed. As defined in Exhibit "M", Service Provider shall be required to submit performance reports.

Provo Marketing Efforts and Mutually Acceptable Press Releases. During the term of this Agreement, Provo shall have the right to advertise the existence of the Network, and to use Service Provider's company names in advertisements solely to disclose that Service Provider offers Retail Services on the Network. The Parties must mutually review any press releases using Service Provider's company name prior to publication. Such consent shall be timely and not unreasonably withheld.

Service Offerings. Where the Network is available, Service Provider shall offer its Retail Services to all potential Subscribers consistent with Service Provider's marketing and acquisition plan.

Internet Content Filtering. The Service Provider shall include at least one content filter of Service Provider's choice that a Subscriber may elect to use at no additional charge. The Subscriber will be solely responsible for the use of the content filter. Service Provider shall not be required to provide support or service for such content filter. Service Provider shall not be liable for any express or implied warranties or failure of the filter to screen any particular content.


                                CUSTOMER SERVICE

Customer Service Program. Throughout the term of the Agreement and any extensions thereof, Service Provider shall have customer service requirements that ensure the highest level of customer service. The Service Provider shall develop a "Customer Service Program" to be included as "Exhibit "N" that takes into account costs, services offered by other companies providing similar services, and other factors that are typically considered in good faith to provide a high level of customer service. The Customer Service Program will be submitted to Provo within thirty (30) days of the Effective Date of this Agreement. The Customer Service Program shall be reviewed and approved by Provo, which approval shall not be reasonably withheld.

Minimum Requirements for the Customer Service Program. The Customer Service Program shall address and have, as a minimum, the following details, duties, requirements, and activities. These requirements are in addition to those required by Provo City Ordinance and/or by franchise agreement with Provo City. If there are any conflicts among these requirements, the Service Provider will be required to adhere to the more stringent requirement. Any deviation from these minimum requirements shall be approved in writing by Provo. Complaint resolution process. Demonstrate the method and process to handle and escalate customer issues and problems. Subscribers with complaints will be contacted within two (2) working days from giving notice. Call response time. Ninety percent (90%) of the calls will be answered in less than thirty (30) seconds. Less than three percent (3%) of the calls will receive a busy signal. Scheduling of Subscriber service. Within seven (7) days of the Subscriber's request for service, ninety-five percent (95%) of all installations shall be completed subject to the availability of Network access at the Subscriber's premise.

Local office hours. Office hours shall be printed on each Subscriber's bill as well as posted on the Service Provider's website. Company identification and uniform policy. All employees representing the Service Provider in the field shall be identified both by uniform (ie. shirt with company logo) and shall carry with them a company photo identification card.

Use of protective footwear. Service Provider's employees entering a Subscribers place of residence or business shall be required to wear protective footwear. Emergency Response Time. Within the Service Provider's control, ninety-five percent (95%) of service interruptions shall be corrected within twenty-four
(24) hours. Ninety-five percent (95%) of all other service problems shall be corrected within thirty-six (36) hours.

Local Office. The Service Provider shall maintain a Provo office with a call center to field all front-line Subscriber service inquiries from Service Provider's Subscribers. Service Provider shall be responsible for and have personnel and resources available to address and rectify Subscriber service inquiries that do not involve the Network.

Truth in Bandwidth. The Service Provider will ensure that the Internet connection data rate is a reasonable approximation of the data rates it is advertising and selling to Subscriber. To help ensure that Subscriber will typically see the expected (based upon advertising and package they subscribe to) data rate, Service Provider will not over Subscriber Internet bandwidth at a rate that exceeds fifty (50) users (on a 1.5 Mb) connection per 1.5 Mb connection to the Internet. If 50 customers were sold a 10 Mb internet connection, Service Provider must have a 10 Mb internet connection.

                         REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Provo. Provo represents and warrants to Service Provider as follows: Authority. Provo is a municipal corporation of the State of Utah, and possesses all requisite power and authority to enter into and to perform in accordance with the terms, covenants, and conditions contained in this Agreement.

Restrictions. The execution and delivery of this Agreement, any instrument or document required by this Agreement, and the consummation of the transactions contemplated by this Agreement will not violate any restriction contained in Provo's organizational documents, or any statute, ordinance, law, order, ruling, certificate or license, regulation, bond, judgment or demand of any court, regulatory agency, or other tribunal to which Provo is subject.

Binding Obligation. This Agreement, when duly executed by Provo, shall constitute a valid, legal, and binding obligation of Provo, and shall be enforceable in accordance with its terms. The individual executing this Agreement on behalf of Provo has been duly authorized to sign this Agreement. Compliance with Government Requirements. To the best of its knowledge, Provo has not violated any rule, order, or regulation issued by any government authority with respect to any license, permit, or franchise which may materially and adversely affect Provo's right or ability to execute, and perform in accordance with the terms of, this Agreement.

Proceedings. No litigation or government proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or Provo's rights under, or ability to perform pursuant to the terms of, this Agreement.

Financing Restrictions. This Agreement does not violate any terms, covenants, conditions, or restrictions in any mortgages, bonds, and other indentures of Provo. Resources and Capacity. Provo possesses or will possess, before and continuing at all times after Service Provider begins using the Network, sufficient financial, managerial, and technical capacity and resources to perform its obligations under the terms of this Agreement.

Representations and Warranties of Service Provider. Service Provider represents and warrants to Provo as follows: Authority. Service Provider is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington, and possesses all requisite power and authority to enter into and to perform in accordance with the terms, covenants, and conditions contained in this Agreement. Restrictions. The execution and delivery of this Agreement, any instrument or document required by this Agreement, and the consummation of the transactions contemplated by this Agreement will not violate any restriction contained in Service Provider's organizational document, or any statute, ordinance, law, order, ruling, certificate or license, regulation, judgment or demand of any court, regulatory agency or other tribunal to which Service Provider is subject.

Binding Obligation. This Agreement, when duly executed by Service Provider, shall constitute a valid, legal, and binding obligation of Service Provider, and shall be enforceable in accordance with its terms. The individual executing this Agreement on behalf of Service Provider has been duly authorized to sign this Agreement. Resources and Capacity. Service Provider possesses and shall at all times maintain sufficient financial, managerial, and technical capacity and resources to perform its obligations under the terms of this Agreement.

Compliance with Government Requirements. To the best of its knowledge, Service Provider has not violated any rule, order, or regulation issued by any government authority with respect to any license, permit, or franchise which may materially and adversely affect Service Provider's right or ability to execute, and perform in accordance with the terms of, this Agreement. Service Provider agrees that they will obtain all necessary and required federal, state, and local permits, licenses, and franchises.

Proceedings. No litigation or government proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or Service Provider's rights under, or ability to perform pursuant to the terms of, this Agreement.

Financing Restrictions. This Agreement does not violate any terms, covenants, conditions, or restrictions in any mortgages, bonds or other indentures of Service Provider.

Disclaimer of Warranties. Except as expressly stated in this Agreement, Provo makes no warranties regarding the Network, express or implied, including, but not limited to, any implied warranties of merchantability or fitness for a particular purpose, or that the Network will operate error-free or without interruption.

                                    COVENANTS

Conduct of Business. Provo will install and support the Network in accordance with the Network Service Specifications required by this Agreement, will safely operate the Network, and will use its best efforts to comply in all material respects with applicable laws, regulations, and government orders applicable to the Network and its operation. Service Provider will use its best efforts to comply in all material respects with applicable laws, regulations, and government orders applicable to Service Provider's use of the Network to provide Retail Services.

GRAMA Compliance.
Provo is subject to the disclosure requirements of GRAMA. Except as otherwise provided in this Agreement, and specifically excluding the material listed in Subsections 9.2(a) and (b), Provo generally considers agreements, including this Agreement, contract documents, and all accompanying material to be public and subject to disclosure. A written claim of confidentiality and a concise written statement of reasons supporting the claim must accompany any material considered by Service Provider to be proprietary. Blanket claims that this entire Agreement or entire contracts are confidential will be denied by Provo. Provo cannot guarantee that any information will be held confidential.

In addition to the business confidentiality determination described in Section
9.2 of this Agreement, under Section 3.13.110 of GRAMA, Service Provider may make a claim that other records are subject to the business confidentiality provisions. Upon receipt of a request, Provo will determine whether the material should be classified as public or protected, and will notify Service Provider of such determination. Provo agrees to hold all information classified as "protected" in confidence and to protect it from public disclosure to the greatest extent permitted by Utah law. Provo may disclose such information to the extent required by law, however, Provo shall provide Service Provider prompt notice of a request for disclosure of such protected information and shall cooperate with Service Provider in seeking the issuance of a protective order, at Service Provider's sole expense. Upon receipt by either Party of a request to release the other party's "protected" information, the Party receiving such request shall promptly notify the other party of the request, whereupon the other Party shall be solely responsible for opposing the release of the "protected" information. The holder of the "protected" information will assist in such opposition at the other party's expense.

Service Provider is entitled under GRAMA to appeal an adverse determination regarding the classification of information. Provo is not required to notify Service Provider of a request for non-protected information, and will not consider a claim of business confidentiality unless Service Provider's claim of business confidentiality is made on a timely basis and in accordance with GRAMA.

Provo Confidentiality. Provo believes that all information pertaining to the Network, the Agreement, and Network information subsequently submitted to Service Provider by Provo constitute trade secrets, are otherwise commercially sensitive, or relate to general security or public safety information. Disclosure of such information can be reasonably expected to result in unfair injury to Provo. Service Provider shall not disclose any information pertaining to the Network, Network operations, Network Service Specifications, the terms, covenants and conditions of the Agreement, without Provo's prior written authorization.

Use of Network. Provo shall only use the Network to provide Network Services.

Privacy of Customer Information. Service Provider and Provo shall comply with all applicable federal, state, and local laws, regulations and ordinances regarding the protection and use of customer information.

Electronic Surveillance in Support of Law Enforcement. The parties acknowledge that Service Provider and Provo from time to time may be required to provide a Law Enforcement Agency (LEA) with the capability to conduct electronic surveillances on the Subscribers. Where Provo is providing the underlying Network facilities for on-net local voice calls between Service Provider's customers on The Provo Network, Provo agrees to provide Service Provider access to any necessary elements of its Network required to comply with federal, state and local electronic surveillance requirements; provided, however, that the implementation and provision of any such electronic surveillance with respect to the Subscribers shall be Service Provider's sole responsibility and implemented by Service Provider's employees or agents, unless otherwise required by law or to fulfill Service Provider's compliance with such law. The Parties further agree no later than one hundred and eighty (180) days after the Effective Date to document a method & procedure that fully sets forth the roles, responsibilities, methods, and procedures of the Parties for handling security and electronic surveillance issues related to the Subscribers. On those occasions when Service Provider receives a court order that requires the assistance of Provo to capture or monitor on-net activity, and recognizing the non-disclosure obligations that may be contained therein, Service Provider shall advise the issuing authority that Provo's assistance is required and the issuing authority shall direct and serve the court order upon Provo. If either Provo or Service Provider receives an initial inquiry from the LEA, prior to the issuance of a court order, which will require the assistance of the other party to capture or monitor on-net activity, that Party shall request the LEA to name and serve both Provo and Service Provider.

Quality of Service Standards. In addition to requirements in this Agreement, Service Provider shall comply with all applicable federal, state, and local laws, regulations and ordinances regarding quality of service standards for all of its Retail Services.

Damage or Destruction. In the event any Segment of the Network is damaged or destroyed, Provo or Service Provider shall give immediate notice to the other party of the occurrence of the damage or destruction. Provo and Service Provider shall cooperate with each other to reroute or substitute services delivered by means of the affected portion of the Network to allow for continued and uninterrupted service to customers. To the extent that the disruption or damage is to the Network or facilities that Provo controls, Provo shall have the sole obligation to repair and shall use its best efforts to restore or reroute service as quickly as possible so that the disruption to the Network is minimal. Service provider shall be responsible for making timely repairs to all system components that it owns or controls.

Service Provider Government Approvals. Service Provider has, or will have prior to providing Retail Services by means of the Network, all necessary government approvals to enter into and perform its obligations under this Agreement, and, if applicable, shall comply with all rules and regulations of the Utah Public Service Commission and the Federal Communications Commission. Service Provider shall furnish copies of all such approvals upon request of Provo.

Provo Government Approvals. Provo has, or will have prior to providing Network Services by means of the Network, all necessary government approvals to enter into and perform its obligations under this Agreement, and, if applicable, shall comply with all rules and regulations of the Federal Communications Commission as well as any other applicable federal and state authorities. Provo shall furnish copies of all such approvals upon request of Service Provider.

Insurance. During the term of this Agreement, Service Provider and Provo shall at all times, at their own cost and expense, procure and maintain insurance or some other type of comparable security as necessary to cover their respective duties assumed under this Agreement, including workers compensation, commercial general liability and property damage insurance, as well as such other insurance as may be required by law. Provo and Service Provider shall require their respective contractors, subcontractors and agents to maintain adequate insurance coverage to respond to the types and degree of risk posed by the work performed by such parties. The Parties shall have the right to self-insure. Service Provider shall furnish to Provo Certificates of Insurance verifying that such insurance has been obtained. Such certificates will provide that Provo will receive at least thirty (30) days prior written notice of any material change in, cancellation of, or non-renewal of such insurance.

Regulatory Reporting Requirements. Provo will provide Service Provider all information and documents, within Provo's control, as necessary to permit Service Provider to comply with regulatory reporting requirements.

                        ASSIGNMENT AND SECURITY INTERESTS

Assignment by Service Provider. Service Provider shall not have the right to assign its interest in this Agreement unless the transferee is an entity: (a) that purchases all or substantially all of Service Provider's assets required for material performance under the terms of this Agreement and that assumes all of Service Provider's obligations under this Agreement; or (b) that is Service Provider's successor by merger, restructure or recapitalization or an affiliate of Service Provider (including, without limitation, all equity holders of Service Provider). Any such assignment shall require the prior written consent of Provo, which shall not be unreasonably withheld.

                          LIABILITY AND INDEMNIFICATION

Provo Indemnity. To the extend permitted by Utah law, Provo shall indemnify, defend and hold harmless Service Provider, its officers, agents and employees of and from any claim, demand, lawsuit, or action of any kind for injury to or death of persons, including, but not limited to, Subscribers, employees of Provo or Service Provider, and damage or destruction of property, including, but not limited to, property of Subscribers, Provo or Service Provider, arising out of:
(a) negligent or willful acts or omissions of Provo, its agents, officers, directors, employees or contractors; (b) the exercise by Provo of the privileges or rights given herein; and (c) the performance by Provo of any of its obligations under this Agreement. The obligation to indemnify shall extend to and encompass all costs incurred by Service Provider in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses. Provo shall pay any cost that may be incurred by Service Provider in enforcing this indemnity, including reasonable attorney fees. Provo's obligations pursuant to this Section 10.1 shall not extend to claims, demands, lawsuits or actions for liability attributable to the negligence or willful action of Service Provider, its directors, officers, employees, contractors, successors or assigns.

Service Provider Indemnity. Service Provider shall indemnify, defend and hold harmless Provo, its officers, agents and employees of and from any claim, demand, lawsuit, or action of any kind for injury to or death of persons, including, but not limited to, Subscribers, employees of Service Provider or Provo, and damage or destruction of property, including, but not limited to, property of Subscribers, Service Provider or Provo, arising out of: (a) negligent or willful acts or omissions of Service Provider, its agents, officers, directors, employees or contractors; (b) the exercise by Service Provider of the privileges or rights given herein; and (c) the performance or failure to perform by Service Provider of any of its obligations under this Agreement. The obligation to indemnify shall extend to and encompass all costs incurred by Provo in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses. Service Provider shall pay any cost that may be incurred by Provo in enforcing this indemnity, including reasonable attorney fees. Service Provider's obligations pursuant to this Section 10.2 shall not extend to claims, demands, lawsuits or actions for liability attributable to the negligence or willful action of Provo, its directors, officers, employees, contractors, successors or assigns.

Intellectual Property Indemnity by Provo. Provo shall indemnify, defend, and hold harmless Service Provider from and against any loss, cost, expense or liability arising out of a claim that Provo's use, pursuant to the terms of this Agreement, of The Provo Network infringes, misappropriates or otherwise violates the intellectual property rights of any third party. Provo will promptly inform Service Provider of any pending or threatened intellectual property claims relating to the Network of which Provo is aware, and will provide Service Provider periodic and timely updates of such notification so that Service Provider receives maximum notice of any intellectual property risks that it may want to address. This indemnification shall only apply to intellectual property third party claims solely related to the Provo Network and not related to intellectual property third party claims covering a combination of the Provo Network with Service Provider's equipment, software and the like.

Intellectual Property Indemnity by Service Provider. Service Provider shall indemnify, defend, and hold harmless Provo from and against any loss, cost, expense or liability arising out of a claim that Service Provider's use of its own equipment, software, and the like used by Service Provider in connection with the Provo Network, infringes, misappropriates or otherwise violates the intellectual property rights of any third party. Service Provider will promptly inform Provo of any pending or threatened intellectual property claims relating to Service Provider's use of its own equipment, software and the like used by Service Provider in connection with the Provo Network, of which Service Provider is aware, and will provide Provo periodic and timely updates of such notification so that Provo receives maximum notice of any intellectual property risks that it may want to address. This indemnification shall only apply to intellectual property third party claims solely related to Service Provider's equipment, software and the like and not related to intellectual property third party claims covering a combination of Service Provider's equipment, software and the like with the Provo Network.

No Consequential Damages; Direct Damages. Notwithstanding any provision in this Agreement to the contrary, neither Provo, Service Provider nor their respective agents, employees, contractors or subcontractors shall be liable to the other for incidental, consequential, reliance, special, punitive or indirect damages arising out of this transaction whether by reason of contract, indemnity, strict liability, negligence, breach of warranty or from breach of this Agreement, and regardless of whether the Parties knew of the possibility that such damages could result, each Party hereby releases the other Party of such claims.
NOTHING CONTAINED IN THIS SECTION 10.5 SHALL LIMIT PROVO'S OR SERVICE PROVIDER'S LIABILITY TO THE OTHER FOR (i) WILLFUL OR INTENTIONAL MISCONDUCT (INCLUDING GROSS NEGLIGENCE) OR (ii) BODILY INJURY, DEATH OR DAMAGE TO TANGIBLE REAL OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY PROVO'S OR SERVICE PROVIDER'S NEGLIGENT ACT OR OMISSION OR THAT OF THEIR RESPECTIVE AGENTS, EMPLOYEES, CONTRACTORS OR SUBCONTRACTORS, NOR SHALL ANYTHING CONTAINED IN THIS SECTION 10.5 LIMIT THE PARTIES' INDEMNIFICATION OBLIGATIONS, AS SPECIFIED IN THIS AGREEMENT. FOR PURPOSES OF THIS SECTION, AMOUNTS DUE AND OWING TO SERVICE PROVIDER PURSUANT TO THE ATTACHED SERVICE LEVEL AGREEMENTS IN EXHIBIT "E" (SERVICE CREDITS AND SERVICE METRICS) AND DUE AND OWING TO PROVO PURSUANT TO ARTICLE IV OR THE LIQUIDATED DAMAGES PROVISIONS OF EXHIBIT "A" SHALL NOT BE CONSIDERED TO BE INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, PUNITIVE OR SPECIAL DAMAGES. THIS LIMITATION ON DAMAGES SHALL APPLY TO ALL SUBSCRIBERS AND A HIGHLIGHTED COPY OF THIS LIMITATION ON DAMAGES SHALL BE PRINTED IN EVERY SERVICE PROVIDER'S CONNECTION SERVICE ORDER AND/OR OTHER SUBSCRIBER AGREEMENT WITH SUBSCRIBER. SERVICE TO THE SUBSCRIBER IS CONDITIONED UPON SUBSCRIBER'S AGREEMENT TO THIS LIMITATION ON DAMAGES.

In the event of a breach of this Agreement that is not otherwise cured pursuant to Section 12.2, and subject to the indemnification obligations in this Agreement, the Parties shall be liable to each other only for any direct damages. Service Provider and Provo, respectively, shall be entitled to all monies due and owing to pursuant to Exhibit "E" and Article IV, without limitation. In all other events a Party's aggregate liability for direct damages shall be limited to the lesser of (i) actual proven damages; or (ii) the average monthly Network Services billing to Service Provider for the twelve (12) months preceding the Party's breach of this Agreement.

Waiver of Subrogation. Each of Provo and Service Provider hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise with respect to the property insurance policies required by Section 8.12 of this Agreement. The foregoing release and waiver shall not apply to losses actually paid under such policies if the releasing party's insurance policies do not contain provisions acknowledging such release and waiver. Each of Provo and Service Provider shall use its best efforts to secure such provisions in its policies. If either party self-insures losses to its property, the waiver of subrogation shall apply as if the party maintained an insurance policy covering loss or damage to its property.

Defense of Claims. Either Provo or Service Provider as the indemnifying party hereunder shall have the right to defend the other by counsel of the indemnifying party's selection reasonably satisfactory to the indemnified party, with respect to any claims within the indemnification obligations of this
Article XI. Provo and Service Provider shall give each other prompt notice of any asserted claims or actions indemnified against, shall cooperate with each other in the defense of any such claims or actions, and shall not settle any such claims or actions without the prior written consent of the other.

Third Party Claims. Except as set forth in Sections 10.1 and 10.2, nothing in this Agreement shall be construed to create rights in, or duties or liabilities to, or any standard of care with reference to, or to grant remedies to, any person or entity not a party to this Agreement. Nor shall Service Provider's franchise obligations or Subscriber contracts vest any third-party with rights against Provo except as specified in this Agreement. Provo and Service Provider by entering into this Agreement do not hold themselves out as furnishing like or similar services to any other person or entity.

Survival. The obligations of the respective parties under this Article X shall survive the expiration or earlier termination of this Agreement.

Limitation of Provo Liability. Service Provider shall have sole responsibility for the provision of Retail Services to its Subscribers. Provo shall in no way be deemed to guarantee the adequacy of Service Provider's Retail Services for such Subscribers' needs or requirements; subject, however, to Provo meeting the quality and reliability specifications for the Provo Network as specifically set forth in Exhibit "F."

Applicability of Liability Limitations. The waivers and disclaimers of liability, releases from liability, exclusive remedy provisions, and (except as expressly stated to the contrary therein) indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the fault, negligence (in whole or in part), strict liability, or breach of contract of the party released or whose liability is waived, disclaimed, limited, apportioned or fixed by such exclusive remedy provision, or who is indemnified or held harmless, and shall extend to their respective affiliates and its and their respective partners, directors, officers, employees and agents. Such provisions shall continue in full force and effect notwithstanding the completion, termination, suspension, cancellation or rescission of this Agreement, or termination of the rights and privileges granted by this Agreement. No officer, director, employee, agent or other individual representative of either Provo or Service Provider shall be personally responsible for any liability arising under this Agreement.

Transmission of Any Obscene Matter Prohibited. Service Provider shall not permit any matter which is obscene under federal and state law to be transmitted on the Network via the headend. Service Provider shall pay to Provo a civil penalty of _____ Dollars if any obscene matter is transmitted on the Network via the headend once during the term of this Agreement, __ Dollars if any obscene matter is transmitted via the headend on two separate dates during the term of this Agreement, and Service Provider shall be in breach of this Agreement and this Agreement may be terminated by Provo if any obscene matter is transmitted via the headend on three separate dates during the term of this Agreement.

The determination of whether Service Provider has permitted any obscene matter to be transmitted on the Network during the term of this Agreement shall be undertaken pursuant to Utah Code ss.78-33-1 et seq., Declaratory Judgments, on a complaint initiated by Provo or by one or more of Service Provider's Subscribers.

                                  FORCE MAJEURE

Excuse of Performance. Notwithstanding anything in this Agreement to the contrary, neither Provo nor Service Provider shall be liable or responsible for a delay or failure in performing or carrying out any of its obligations (other than obligations to make payments for Network Service already provided) under this Agreement caused by Force Majeure (as defined below).

Definition. The term "Force Majeure" as used in this Agreement shall mean any cause beyond the reasonable control of Provo or Service Provider, as applicable, or beyond the reasonable control of any of their respective contractors, subcontractors, suppliers or vendors, including without limitation: Acts of God. Acts of God, including, but not necessarily limited to, lightning, earthquakes, adverse weather of greater duration or intensity than normally expected for the job area and time of year, fires, explosions, floods, other natural catastrophes, sabotage, utility outages, terrorist acts, acts of a public enemy, acts of government or regulatory agencies, wars, blockades, embargoes, insurrections, riots or civil disturbances; Labor Disputes. Labor disputes, including, but not necessarily limited to, strikes, work slowdowns, work stoppages or labor disruptions, labor or material shortages, or delays or disruptions of transportation; Court Orders. Orders and judgments of any federal, state or local court, administrative agency or governmental body; Change in Law. The adoption of or change in any federal, state or local laws, rules, regulations, ordinances, permits or licenses, or changes in the interpretation of such laws, rules, regulations, ordinances, permits or licenses, by a court or public agency having appropriate jurisdiction after the Effective Date; or Government Approvals. Any suspension, termination, interruption, denial or failure to issue or renew by any government authority or other party having approval rights of any approval required or necessary hereunder for the construction, installation or operation of the Network or for either party to perform its obligations hereunder, except when such suspension, termination, interruption, denial or failure to issue or renew results from the negligence or failure to act of the party claiming the occurrence of an event of Force Majeure.

Continuance after Force Majeure Event. If either Provo or Service Provider cannot fulfill any of its obligations under this Agreement by reason of Force Majeure, such party shall promptly notify the other and shall exercise due diligence to remove such inability with all reasonable dispatch; provided, that nothing contained in this Section 12.3 shall be construed as requiring Provo or Service Provider to settle any strike, work stoppage or other labor dispute in which it may be involved, or to accept any permit, certificate, license or other approval on terms deemed unacceptable to such party, or to enter into any contract or other undertaking on terms which the party deems to be unduly burdensome or costly. In the event that the nature or duration of the Force Majeure event is such that either party is irreparably harmed to the extent that both parties agree that the affected party is unable to perform its obligations under this Agreement, then the affected party shall be held harmless and have the right to terminate this Agreement in accordance with paragraphs 12.2 and 12.3, above.

                             BREACH AND TERMINATION

Termination Events. The occurrence and continuance of the following events may result in the termination of this Agreement, at the sole discretion of the terminating party, subject to the provisions of this Article XIII: Breach or Default. A material breach or a material default under the terms, covenants and conditions of this Agreement by either Provo or Service Provider, including, without limitation, the failure of Service Provider to make any undisputed payments under the terms of this Agreement when due, the failure of Service Provider to comply with Section 6.1, or the failure of Provo (or Provo's successor or successor in interest), to complete its installation responsibilities with respect to the Network or any Segment of the Network by its scheduled completion date.

Change in Law. A change in any federal, state or local law, regulation or rule, or the issuance of an Order by the Federal Communication Commission, that materially impacts Provo's ownership or operation of the Network, or Service Provider's use, or the terms for Service Provider's use, of the Network. Upon a Party's notice of termination under this Section 13.1(b), each Party's sole liability in such case is limited to meeting their respective obligations set forth in Section 13.3, as applicable, and as permitted under such change in law. Pricing. Notwithstanding good faith negotiations, in the event the Parties are unable to reach agreement on Exhibit "E" prices and terms as set forth under
Section 4.1. Upon a Party's notice of termination under this Section 13.1(c), each Party's sole liability in such case is limited to meeting their respective obligations set forth in Section 13.3, and the prices and terms that applied on the date of notice of termination will continue to apply during the termination period specified in Section 13.3.

Right to Cure. If the termination event is a breach or default described in
Section 13.1(a), the non-defaulting party shall give written notice of such occurrence to the defaulting party. The defaulting party shall be given a reasonable time to cure any breach or default as follows:

In the case of a monetary default for undisputed charges, the defaulting party shall have thirty (30) days after receipt of the written notice in which to affect a cure. In the case of a nonmonetary default, the defaulting party shall have sixty (60) days after receipt of the written notice in which to effect a cure. If the nonmonetary default cannot be corrected within such sixty (60) day period, the defaulting party shall have an additional reasonable time in which to effect a cure, provided the defaulting party commences corrective action within the original sixty (60) day period and thereafter diligently prosecutes the corrective action to completion. If the defaulting party does not timely cure the breach or default within the time periods specified above, the non-defaulting party may elect to terminate this Agreement by providing written notice of such election to the defaulting party.

Rights Upon Formal Termination. Upon the formal termination of this Agreement by notice, except as otherwise limited by this Section 13.3, Provo and Service Provider shall continue to abide by the terms of the Agreement, including the payment obligations set forth in Article IV. The termination period shall last a maximum period of twelve (12) months following the effective date of termination. Service Provider shall have the right to use the Network to deliver Retail Services during the termination period only as necessary to continue service to existing Subscribers until such Subscribers are migrated to any alternative service provider. Each Party agrees to cooperate in good faith to effect an orderly and efficient transition of the Subscribers to another service provider using the Network, if available. After commencement of a termination period, Provo shall have the right, in its sole discretion, to seek alternative service providers of the Retail Services for Subscribers on the Provo Network. Provo may directly contact Service Provider's Subscribers to inform them of alternative service providers for such Retail Services, and Provo may take such other reasonable actions that may be necessary to prevent service disruptions to Subscribers as a result of the termination of this Agreement; provided that Provo first informs Service Provider of such other actions.

Continuity of Service upon Service Provider's Failure to Provide Service. Provo and Service Provider agree that continuity of service to Subscribers is vital to Provo's ability to fund the construction and maintenance of the Network. Provo and Service Provider further agree that failure to provide the reliable service contemplated by this Agreement would not only jeopardize both parties' ability to satisfactorily perform their obligations under this Agreement, but would also be detrimental to the health, safety and welfare of Subscribers. Therefore, both parties agree to use their best efforts to avoid any lengthy disruption and/or the termination of service to Subscribers. If then for any reason, Service Provider cannot or does not continue to provide the services contemplated by this Agreement, the parties agree to work together to ensure that continuity of service can be provided by an alternate service provider. Therefore further, notwithstanding anything to the contrary herein, if Service Provider, whether voluntarily or involuntarily, is unable or unwilling to provide the service contemplated by this Agreement, Provo shall have the right to immediately designate an alternate service provider and to allow the alternate service provider to begin providing service to Subscribers. Provo's right to provide for continuity of services shall be at its discretion, but shall only be exercised when Service Provider's inability to provide the services contemplated by this Agreement is material and likely to continue for a substantial duration, and not for minor temporary service interruptions not contemplated by the parties to be a breach of this Agreement. An event described under Article Twelve shall not by itself constitute sufficient grounds for Provo to pursue its rights under this
Section 13.4 but could constitute grounds for Provo to make provision for an alternate service provider to provide service if Service Provider does not diligently use its best efforts to restore service following an event described under Article Twelve. During construction of the network, Provo may contract with a third party to act as the alternate service provider in the event it is necessary to invoke this Section 13.4.

In addition, Provo may require Service Provider to forfeit any bonds held to guarantee performance, directly contact subscribers, and take such other reasonable actions as may be necessary to prevent and minimize service disruptions to Subscribers as a result of the Service Provider's failure to provide service.

                                  MISCELLANEOUS

Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by both Provo and Service Provider.

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Provo, Service Provider and their respective successors and assigns.

Waivers. The failure by Provo or Service Provider at any time or times hereafter to require strict performance by the other of any of the undertakings, agreements or covenants contained in this Agreement shall not waive, affect or diminish any right of Provo or Service Provider hereunder to demand strict compliance and performance therewith. None of the undertakings, agreements or covenants of Provo and Service Provider under this Agreement shall be deemed to have been waived unless such waiver is evidenced by an instrument in writing signed by the party to be charged specifying such waiver.

Notices. Unless otherwise specifically provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex, or five (5) days after deposit in the United States mail, with postage prepaid and properly addressed, as follows:

         If to Provo, to:                 Paul Venturella
                                          Provo Telecommunications Manager
                                          251 West 800 North
                                          Provo, Utah 84603
                                          Facsimile No. (801) 852-6947
                                          Telephone (801) 852-7900

         With a copy to:                  Robert West
                                          Provo City Attorney
                                          351 West Center Street
                                          Provo, Utah 84601
                                          Facsimile No. (801) 852-xxxx
                                          Telephone (801) 852-xxxx

         If to Service Provider, to:      Michael W Devine
                                          8031 N Tuscany Drive
                                          Tucson, AZ  85742
                                          520.742.7373
                                          Facsimile No.  xxx-xxx-xxxx

         With copies to:                  HomeNet Communications of Utah
                                          135 Basin Street SW
                                          Ephrata, WA. 98823

Such addresses may be changed by notice to the other party given in the same manner as above provided.

Severability. If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Agreement.

Interpretation. Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders. The article, section and paragraph headings contained in this Agreement are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof. All references in this Agreement to articles, sections and paragraphs, unless expressly noted otherwise, are to articles, sections and paragraphs contained in this Agreement. Unless the context requires otherwise, references in this Agreement to "Party" shall be to either Provo or Service Provider, as applicable, and references to "Parties" shall be to both Provo and Service Provider.

Independent Contractor Status. Provo and Service Provider reserve no control whatsoever over the employment, discharge, compensation of or services rendered by the employees or contractors of each other. Nothing in this Agreement shall be construed as inconsistent with the foregoing independent status and relationship or as creating or implying a partnership or joint venture between Provo and Service Provider.

Governing Law and Choice of Forum. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Utah. Jurisdiction for any disputes arising out of this Agreement and any litigation relating thereto shall be brought exclusively in the United States District Court for the District of Utah, subject to the Court accepting jurisdiction of such actions. In the event the United States District Court for the District of Utah does not accept jurisdiction in any such action, the District Courts of the State of Utah shall have exclusive jurisdiction for such action, unless otherwise mutually agreed to by the Parties in writing. The Parties agree to waive their right to jury trial with respect to actions brought under this Agreement.

Commissions. No brokerage, finders, or other fee, commission or compensation shall be paid by Provo or Service Provider in connection with the transaction contemplated by this Agreement. Provo and Service Provider shall indemnify and hold each other harmless (including attorney fees and costs) from and against any and all claims for brokerage and finder's fees or commissions which may be asserted against the other based on the actions or omissions of the indemnifying party.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument.

Costs. Except as otherwise set forth in this Agreement, Provo and Service Provider shall each be responsible for its own costs, including legal fees, incurred in negotiating and finalizing this Agreement.

Entire Agreement. This Agreement contains the only agreement between the Parties. There are no other agreements, verbal or written, between the Parties.

Franchise Requirements. Any terms and conditions in this Agreement are intended to be compatible or in addition to the requirements in the Franchise Agreement and/or Provo City ordinance and any other applicable federal, state, or local requirement. If there are any conflicts among these requirements, the more stringent requirements are to be applied to the Service Provider.


                           (Signature page to follow)

         DATED effective as of the date first above written.


Provo City



By:  /s/ Lewis K. Billings
Mayor Lewis K. Billings



ATTEST:


__________________________________________
Provo City Recorder



APPROVED AS TO FORM:


/s/ Robert West
Provo City Attorney




Video Internet Broadcasting Corporation d.b.a.
HomeNet Communications of Utah



By:  /s/ Michael W. Devine
        Michael W. Devine (President)


ATTEST BY:


/s/ W Kelly Ryan
Name: W. Kelly Ryan
Title: CEO

                                    Exhibit A
                                 Retail Services

The Initial Service Provider's retail service offerings shall include the following services until such time as there is at least one (1) Other Service Provider on the Network offering competitive service in each service category listed below:

         Voice Services must include:

         A. Primary dial tone Service (as defined in this Agreement)
         B. Standard features which include:
                  1. Caller ID
                  2. Call waiting
                  3. Three-way calling (conference calling)
                  4. Voice mail
         C. Local number portability
         D. Seven digit dialing
         E. Long distance service/international service (select provider)
         F. E-911 emergency service
         G. 411 (or 555-1212) information service
         H. Directory listing (white/yellow pages) within next printing cycle or as soon as is reasonable possible.

         Data Services must include:

         A. Internet access (filtered and unfiltered) at a range of speeds.
         B. E-mail services
         C. Web hosting (available)
         D. Point to Point data services (available)
         E. Public IP addresses (available)


         Video Services must include:

         A. 200+ channels (competitive channel offering: ESPN, CNN, etc.)
         B. Premium services (movie channels: HBO, etc.)
         C. Video On Demand (movies and local content)
         D. PPV / VOD Live Events
         F. "Barker" Channel for PPV/VOD
         G. Local Provo channels (city channel/government access (Hello Provo), Provo School District Channel, UVSC Channel, BYU Channel, and a channel set aside for local programming and events only).

                                    Exhibit B
                       Initial Service Provider Use Period

In order to promote the success of Service Provider's business, to provide for stability on the Provo Network, and to remedy technical issues that will arise during the implementation of the Provo Network, Service Provider will have a six month Initial Service Provider Use Period for each Substantially Complete Node. Provo has determined that a this period best balances the goals of allowing Service Provider a reasonable opportunity to market, promote, and implement its business plan in order to generate a return on its investment, provides sufficient time to resolve technical issues that will arise, and still allows Provo to maintain an open access Network by bringing Other Service Providers onto the Network in a reasonable and orderly manner.

The Initial Service Provider Use Period will commence on the date a node is determined to be a Substantially Complete Node by Provo and terminate on the earlier of:

         (A) Six (6) months from the date each Node is determined to be a Substantially Complete Node; or

         (B) Service Provider's failure to cooperate on Node activation testing and debugging; or

         (C) Service Provider's failure to meet Minimum Market Penetration Standards as per Exhibit "C"

                                    Exhibit C
                      Minimum Market Penetration Standards

For the duration of the Initial Service Provider Use Period, the Initial Service Provider will be required to meet the minimum Market Penetration Standards as set forth in Table 1 below. Market Penetration will be measured monthly and calculated based on the following formula:

       Monthly Active Subscribers (total number of current Subscribers plus pending installations, minus any pending disconnects) at the end of the month divided by total number of Homes Passed. Subscriber accounts sixty 60 days or more passed due are not to be counted.

If the Initial Service Provider fails to meet the Minimum Market Penetration Standards for three (3) consecutive months or for any four (4) months in any consecutive six (6) month period, then the Initial Service Provider Use Period, at Provo's sole discretion, may be terminated.

         Table 1.

-------------------- ------------------ ------------------- --------------------
   End of Month        Penetration %        End of Month        Penetration %
-------------------- ------------------ ------------------- --------------------
        1                   30%                  13                  32%
        2                   30%                  14                  32%
        3                   30%                  15                  32%
        4                   30%                  16                  32%
        5                   30%                  17                  32%
        6                   30%                  18                  32%
        7                   30%                  19                  32%
        8                   30%                  20                  32%
        9                   30%                  21                  32%
       10                   30%                  22                  32%
       11                   30%                  23                  32%
       12                   30%                  24                  32%
-------------------- ------------------ ------------------- --------------------

Corollary for Table 1.

Measurement periods for the minimum standard achievement will commence thirty
(30) days, rounded to the beginning of the nearest month, after the date each Node is determined to be a Substantially Completed Node. For example, a Node completed on July 13th will have a measurement commencement date of July 1st.. Each successive Node will be added to the preceding Nodes for measurement purposes. Once the measurement periods have commenced, they will occur monthly starting on the first day of each month and ending on the last day of the same month. Achievement of minimum Market Penetration standards will be reported to Provo by the Service Provider no later than thirty (30) days after the conclusion of the month to be measured. Achievement results will be based upon all Substantially Completed Nodes.

                                    Exhibit D
                             Network Build Schedule

This Exhibit "D" was prepared from the construction schedule submitted by Provo's contractor and will be updated from time to time to reflect current conditions of the Network. The following table represents the proposed construction schedule as of July 2004:


===================== ==========================================================
    Node Number                          Construction Schedule
===================== ==========================================================
                               Date Start                   Date Complete
===================== ============================== ===========================
         1                      July 2004                   December 2004
         2                     August 2004                  December 2004
         3                   September 2004                  January 2005
         4                   September 2004                 February 2005
         5                    October 2004                    March 2005
         6                    November 2004                   April 2005
         7                    November 2004                   April 2005
         8                    December 2004                    May 2005
         9                    January 2005                     May 2005
        10                    January 2005                    June 2005
        11                    February 2005                   July 2005
        12                     March 2005                     July 2005
        13                     March 2005                    August 2005
        14                     April 2005                   September 2005
        15                      May 2005                    September 2005
        16                      May 2005                     October 2005
        17                      June 2005                   November 2005
        18                      July 2005                   November 2005
        19                      July 2005                   December 2005
        20                     August 2005                  December 2005
        21                   September 2005                  January 2006
        22                   September 2005                 February 2006
        23                    October 2005                    March 2006
        24                    November 2005                   March 2006
--------------------- ------------------------------ ---------------------------

                                   Exhibit E
Network Lease Pricing Schedule

------------------------------ --------------------------------------------------- --------------------- -------------
     Product or Service                  Product or Service Description              Transport Fee or      Maximum
                                                                                    Network Usage Rate    Allowable
                                                                                      (per user, per     Retail Rate
                                                                                       month unless
                                                                                      otherwise noted)
------------------------------ --------------------------------------------------- --------------------- -------------
Network Connection Fee         Base fee for any individually billed residential           $10.00
                               user connected to the network.
------------------------------ --------------------------------------------------- --------------------- -------------
    Residential Services
------------------------------ --------------------------------------------------- --------------------- -------------
        Data Services
------------------------------ --------------------------------------------------- --------------------- -------------
Data: Internet Access          Internet Access and Network Data up to 256kB/sec.          $21.36            $39.95
Data: Internet Access          Internet Access and Network Data up to 5MB/sec.            $28.46            $49.95
Data: Internet Access          Internet Access and Network Data 5+ to 10MB/sec.           $35.56            $59.95
Data: Internet Access          Internet Access and Network Data 10+ to 25MB/sec.           TBD               TBD
Data: Internet Access          Internet Access and Network Data 25+ to 50MB/sec.           TBD               TBD
Data: Internet Access          Internet Access and Network Data 50+ to 100MB/sec.          TBD               TBD
Data (Point to Point)          Point to Point Data Connectivity..                          TBD               TBD
------------------------------ --------------------------------------------------- --------------------- -------------
       Video Services
------------------------------ --------------------------------------------------- --------------------- -------------
Video to TV/Monitor            Television like video services. (IP Video)                 $5.36             $39.95
------------------------------ --------------------------------------------------- --------------------- -------------
PPV / VOD Service              Free Programming: Per incident or use                       TBD              $0.00
PPV / VOD Service              Less than $0.99: Per incident or use                        ..25             $0.99
PPV / VOD Service              $1.00 - $3.99Per incident or use                            .50              $3.99
PPV / VOD Service              $4.00 - $9.99Per incident or use                            .75              $9.99
PPV / VOD Service              $10+ Per incident or use                                   $2.00              N/A
------------------------------ --------------------------------------------------- --------------------- -------------
Headend Services                                                                           TBD
------------------------------ --------------------------------------------------- --------------------- -------------
Set Top Box (rebate)           For the 2nd and 3rd STB in each home. ($1 each             -$1.00             TBD
                               for customer requested, active STB.)
------------------------------ --------------------------------------------------- --------------------- -------------
       Voice Services
------------------------------ --------------------------------------------------- --------------------- -------------
Using Provo City Switch
------------------------------ --------------------------------------------------- --------------------- -------------
            Primary Telephone  Dial Tone + Long Distance + Features                  Included w/Provo       $24.95
                                                                                      switch usage.
------------------------------ --------------------------------------------------- --------------------- -------------
          Secondary Telephone  Additional line (including LD & features.)                  TBD               TBD
    Voice via data connection  Dial Tone, LD & Features via any data connection.           TBD
       Long Distance Services                                                              TBD
        Call Feature Services  Voice Mail & Web Access                                    $2.10             $6.00
              Switch Services  Includes Dial Tone & Basic Feature Set + Expanded          $20.29             N/A
                               Calling Area to SLC.
------------------------------ --------------------------------------------------- --------------------- -------------
Not Using Provo City Switch
------------------------------ --------------------------------------------------- --------------------- -------------
            Primary Telephone  Transport Only                                             $5.21             $24.95
          Secondary Telephone  Transport Only                                             $5.21             $24.95
    Voice via data connection  Transport Only                                              TBD
       Long Distance Services
        Call Feature Services  Voice Mail & Web Access
------------------------------ --------------------------------------------------- --------------------- -------------
    Service Combinations
------------------------------ --------------------------------------------------- --------------------- -------------
Data  I+ Voice                 256k Data and Basic Voice Service                          $18.47            $54.90
Data  II+ Voice                5Mb Data and Basic Voice Service                           $25.57            $64.90
Data III+ Voice                10Mb Data and Basic Voice Service                          $32.67            $74.90
Data  I+ Video                 256k Data and Basic Video Service                          $28.62            $69.90
Data  II+ Video                5 Mb Data and Basic Video Service                          $35.72            $79.90
Data  III+ Video               10Mb Data and Basic Video Service                          $42.82            $89.90
Data  I+ Video + Phone         256k Data and Basic Voice Service + Video                  $29.78            $89.85
Data  II+ Video + Phone        5Mb Data and Basic Voice Service + Video                   $36.88            $99.85
Data  III+ Video + Phone       10Mb Data and Basic Voice Service + Video                  $43.98           $109.85
------------------------------ --------------------------------------------------- --------------------- -------------
      Business Services
------------------------------ --------------------------------------------------- --------------------- -------------
Data Service                   Any business service with a retail rate of less            $27.00             $100
                               than $100.00
Data Service                   Any business service with a retail rate of more      52% of retail rate       N/A
                               than $100.00
Telephony Service              Any business service with a retail rate of less             TBD
                               than $100.00
Telephony Service              Any business service with a retail rate of more      52% of retail rate
                               than $100.00
Soft switch Services           Includes Dial Tone & Basic Feature Set + Expanded           TBD
                               Calling Area to SLC.
------------------------------ --------------------------------------------------- --------------------- -------------
MDU Service
------------------------------ --------------------------------------------------- --------------------- -------------
Analog Video                   Per  unit                                                  $5.50             $20.00
IP Video                                                                                   TBD
Data 256k/sec.                                                                             TBD
Data 5 Mb/sec.                 Per unit                                                   $19.50            $24.95
Bulk Bandwidth                                                                             TBD
Telephone                                                                                  TBD
Analog Video + Data                                                                       $22.50            $40.00
------------------------------ --------------------------------------------------- --------------------- -------------
Existing iProvo Trial
Customers
------------------------------ --------------------------------------------------- --------------------- -------------
MDU's                                                                                      TBD
Business                                                                                   TBD
------------------------------ --------------------------------------------------- --------------------- -------------

Listed transport fees apply only when retail rates do not exceed maximum allowable retail rate shown. If retail rates exceed maximum allowable rate, transport fee increases by 75% of amount above maximum allowable rate.

Maximum Allowable Rate does not include franchise fees or taxes.

                                    Exhibit F
          Broadband Data, Video, and Telephony Service Level Agreement

Except as set forth herein, Provo makes no warranties regarding the availability, performance, or continuation of services on the Provo Network, and this Service Level Agreement ("SLA") and the credits described herein are the Service Provider's and Subscribers' sole and exclusive remedy. Provo considers this document as being fluid and expects to make periodic amendments based on demonstrated network performance.

The definitions set forth below are meant to be supplemental to the definitions previously stated in the Agreement; they do not supercede or modify the previously stated definitions in any way.

1.       Definitions

         Clearance for Subscriber Services Activation (CSSA): The date whereupon Provo releases the Subscriber for activation.

         Jitter: The relative variation in delay between consecutive serial packets. Samples are taken 500 milliseconds apart, and consecutive samples are compared for variation in delay.

         Monthly Recurring Transport Fee (MRTF): The amount paid on a recurring monthly basis by Service Provider for transport services via the Provo Network.

         Point of Presence (POP): Physical locations on the Network that include the Network electronic equipment. These are typically subscriber demarcation points (Gateway) but may also be neighborhood network nodes or the head-end.

The following Service Delivery Standards will provide the basis for providing Telecom services on the Provo network:

2.       Network Latency Standard

         The intent of the Provo Network Latency Standard is to limit the Latency Achievement Quotient (LAQ), as defined below, to 1.0 or less (the equivalent of average latency equaling 150 milliseconds or less) in a given month. Average Round-Trip Latency, with respect to a given month, is defined as the average time required for round-trip packet transfers between POP's on the Provo Network during such month, as measured by Provo. The measurement of the Latency Achievement Quotient is subject to Section 12 (Exceptions) of this SLA. Average Round-Trip Latency does not extend to Service Provider's connection into the Provo Network or to Service Provider's Customer Premise Equipment. LAQ will be measured by dividing the Average Round-Trip Latency on the Provo Network for a calendar month by the 150 milliseconds latency standard.


                                LAQ Calculation:

         Actual Average Round-Trip Latency between POP's on the Provo Network for Month 150 Milliseconds

         (Example: 300 ms Actual Average Round-Trip Latency for Month = 300/150 or LAQ of 2)

The Latency Achievement Quotient will be one of the factors in calculating any credits due the Retail ISP for the purpose of crediting their Subscribers. (See section 10.1)


         2.1 Network Jitter Standard

         Both parties agree to consider adding mutually acceptable jitter standards for the Network at the initial six month review.

3.       IP Data Packet Delivery Standard

         The Provo Network IP Packet Delivery Standard is to maintain the Packet Delivery Achievement Percentage, as defined below, to ninety-five percent (95%) or greater in a given month. Average Packet Loss, with respect to a given month, is defined as the average percentage of IP data packets transmitted from any given source to any given destination across the Provo Network during said month that are not successfully delivered as measured by Provo. The measurement of the Packet Delivery Achievement Percentage is subject to Section 12 (Exceptions) of this SLA.

         Packet Delivery Achievement Percentage calculation:

         100% - Average Percentage of Packets Lost for any given source and destination for the month The Packet Delivery Achievement Percentage will be one of the factors in calculating any credits due to Service Provider for the purpose of crediting its Subscribers. (See section 10.2)

4.       Service Availability Standard

         The goal of the Provo Network Service Availability (network up-time) is for all network circuits being available one hundred percent (100%) of the time. The Network Service Availability standard is ninety-nine point five percent (99.5%) of the total service time in a given month. Service Availability will be measured by tracking the number of minutes the Provo Network is not available and dividing by the total number of minutes in the given service month. The Service Availability Standard measurement is subject to Section 12 (Exceptions) of this SLA.

         Service Availability Achievement Percentage Calculation:

         100% - Number of minutes the Provo Network is not available in Month for a Given Subscriber/Total number of service minutes in Month.

         The Service Availability Achievement Percentage will be one of the factors in calculating any credits due the Service Provider for the purpose of crediting their Subscribers (see Section 10).

5.       Stated bandwidth

         Stated bandwidth(s) apply(ies) only to the bandwidth delivery on the Network between the Gateway and the Internet-edge router. No guarantee for end-to-end bandwidth including the Internet is implied. Both parties acknowledge that many factors on the Internet and destination website will impact measurable bandwidth, these include but are not limited to Subscriber hardware, computers, routers, switches, memory systems and configurations.

6.       Claims of damage or business loss to subscribers

         Provo will not be responsible for any damages Service Providers, Subscribers and/or Subscribers' businesses suffer. Provo makes NO WARRANTEES OF ANY KIND, EXPRESSED OR IMPLIED, for services we provide except as set forth herein. Provo DISCLAIMS ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. This includes loss of data resulting from delays, non-deliveries, wrong deliveries, and any and all service interruptions caused by Provo and its employees whether due to Provo's negligence or Service Provider's errors or omissions. Any and all information obtained via the Provo - data network services (public and or private) is at the Subscriber's or Service Provider's own risk.

         Any and all access to other networks via the Provo Network must be in compliance with all policies and rules of those networks. This applies to any other network to which Provo is attached.

7.       Measurement Methodology of the SLA

         Provo will periodically (on average every 5 minutes) measure performance at selected points of presence (POP's) throughout the Provo Network using software and hardware components capable of measuring IP traffic and responses. Not every POP may be covered by such measurements and such components may not measure the exact condition on any path traversed by data packets. Such components provide measurements across the Provo Network, but not other networks to which Provo may connect. Provo reserves the right to periodically change the measurement points and methodologies it uses without notice. Measurements will be made available to Service Provider when monitoring systems are in place and data is available.

         Metrics measured will include packet throughput latency, availability, dropped packets, aberrant packets (errors, runts, etc.), and other appropriate statistics.

         Access to network metrics is considered confidential and is subject to non-disclosure agreements.

8.       Terms

         The terms of this SLA will take effect for each subscriber upon the completion of a seven day "burn-in " period after connection to the Provo Network has been established. The general network measurements for these standards will be compiled and made available within five (5) days of the close of each month and will show each of the Achievement Calculations for the network in general. Provo will make available these measurements via a secure, real-time web display when this function becomes available. Any Exceptions affecting the Achievement Calculations will be clearly shown and properly documented with attendant explanations, as appropriate. As individual subscriber problems are escalated to the Provo Network Operations Center, more granular monitoring and testing procedures will be applied and made available to the Service Provider and the Subscriber when available Remedies will be determined pursuant to the procedures noted herein.

9.       IP Data Only (Internet or other data service) Subscriber Credit

         If, as measured and reported by Provo, the Provo Network Service Availability Achievement Percentage (SAAP) falls below 99.5% within a given month for a given Subscriber (Approximately 3.72 hours of no network availability)), Service Provider will be entitled to a credit equal to five percent (5%) of the Monthly Recurring Transport Fee
         (MRTF) for the affected Subscriber(s), for the affected service's MRTF. The credit will be awarded to the Service Provider, who will then award the credit to the affected Subscriber. In no case shall the Service Provider use the credit for anything other than forwarding the credit to the affected Subscriber(s). In no case shall the credit per Service Provider's Subscriber be greater than 100% of said Subscriber's MRTF.

         Due to the fact that measurement will not take place universally throughout the Provo Network, reasonable, subjective analysis may be required to determine the Service Availability Achievement Percentage
         (SAAP) by subscriber. This may be due to, but not limited by, the following factors; unscheduled network maintenance or upgrade, unanticipated performance affecting changes to network configuration, problems with higher level IP network services such as IP multicast or IP quality of service, etc. Provo will provide good-faith analysis of any specific requests to determine the actual (or best estimate) Service Availability Achievement Percentage (SAAP) by subscriber.

         The credit applies after the SAAP has been violated.

10.      Voice and/or Video Subscriber Credit

         If, as measured and reported by Provo, the Provo Network Service Availability Achievement Percentage (SAAP) falls below 99.5% within a given month for a given Subscriber (Approximately 3.72 hours of no network availability)), Service Provider will be entitled to a credit equal to five percent (5%) of the Monthly Recurring Transport Fee
         (MRTF) for the affected Subscriber(s), for the affected service's MRTF. The credit will be awarded to the Service Provider who will then award the credit to the affected Subscriber. In no case shall the Service Provider use the credit for anything other than forwarding the credit to the affected Subscriber(s). In no case shall the credit per Service Provider's Subscriber be greater than 100% of said Subscriber's MRTF

         It is recognized that due to the fact that measurement will not take place universally throughout the Provo Network, reasonable, subjective analysis may be required to determine the Service Availability Achievement Percentage by Subscriber. This may be due to, but not limited by, the following factors; unscheduled network maintenance or upgrade, unanticipated performance affecting changes to network configuration, and problems with higher level IP network services such as IP multicast or IP quality of service, etc. Provo will provide good-faith analysis of any specific requests to determine the actual, or reasonably best estimate of, Service Availability Achievement Percentage by Subscriber.

         Due to the unique requirements of video and voice services, the Provo Network will provide the following credits for any failures against SLA Standards for Service Availability, Latency, or Packet Delivery:

         The applicable credit for Subscribers who are affected beyond the acceptable standard are cumulative and will be distributed as follows:

         Voice Services:
         Credit Percentage = 5%

         Video Services
         Credit Percentage = 5%

         DATA Services
         Credit Percentage = 5%

         The maximum credit for any short-term outages for a Subscriber in any given month will be 15% of the MRTF. Short-term is any contiguous period within the measured month that is less than 4 hours.

         10.1 Latency Credit

         If, as measured and reported by Provo, the Provo Network Latency Quotient exceeds 1.0 in any given Month, Service Provider will be entitled to a credit. The credit for Service Provider's video and/or voice Subscribers will equal 5% of MRTF. The credit will apply to any affected Subscribers served by the portion of the Provo Network experiencing the substandard LAQ for the given Month. The credit will be awarded to the Service Provider who will then award the credit to the affected Subscriber. In no case shall the Service Provider use the credit for anything other than forwarding the credit to the affected Subscriber(s). In no case shall the credit be greater than the MRTF. Credit for violation of the Network Latency Quotient will be subject to a Subscriber trouble ticket and supporting documentation.

         10.2 Packet Delivery Credit

         If, as measured and reported by Provo, the Average Packet Delivery Achievement Percentage on the Provo Network fails to meet the Packet Delivery Standard (95%) in any given Month, Service Provider will be entitled to a credit. The credit for Service Provider's affected video and/or voice subscribers will equal five percent 5% of MRTF. The credit will be for any affected Subscribers served by the portion of the Provo Network experiencing the substandard Packet Delivery Achievement Percentage for the given Month. The credit will be awarded to the Service Provider who will then award the credit to the affected Subscriber. In no case shall the Service Provider use the credit for anything other than forwarding the credit to the affected Subscriber(s) In no case shall the credit per Retailer's Subscriber be greater than 100% of said Subscriber's MRTF.

         10.3 Cumulative Loss of Service Credit

         If Subscribers have lost service for periods extending beyond the metric measurement periods, credits will be awarded on a prorated basis. This pro-rata amount will be calculated based on a simple pro-rata formula as follows:

                  MRTF - ((Number of days Provo Network is not available in Month for a given subscriber/Total number of service days in Month) x MRTF)

         This credit is limited to a maximum of the MRTF for the given service being calculated. This calculation would be applied to each service that has had extended down time. The maximum of all credits combined will not exceed the total MRTF for the month. Credits will be awarded to the Service Provider for the purpose of crediting Subscribers who had service outages. Credits will only be awarded for Subscribers who have reported an outage, have a trouble ticket on file, and the outage is verified by network monitoring metrics.

11.      Exclusive Remedy for Retailer ISP Partners

         The credits described in this SLA shall be the sole remedy available to Service Provider relating to any service performance issues on the Provo Network. Provo will in no way be responsible for any liquidated damages relating to lost business or other consequential damages accruing to Service Provider or Subscribers. Service Provider will petition Provo for a review of the MRTF and other possible remedies in the event of re-occurring lack of adherence to the established network standards.


12.      Exceptions

         Credit will not be issued to any Service Provider on behalf of a specific Subscriber for more than six (6) months in any calendar year.

         Service Provider shall not receive any credits under this SLA in connection with any failure or deficiency of the Provo Network caused by or associated with:

         a) Circumstances beyond Provo's reasonable control, including, without limitation, acts of any governmental body, war, insurrection, sabotage, embargo, fire, flood, weather, solar disturbances, strike, or other labor disturbance, interruption of or delay in transportation, unavailability of or interruption or delay in telecommunications or third party services, failure of third party software or inability to obtain raw materials, supplies, or power used in or equipment needed for provision of the SLA;

         b) Scheduled Maintenance, defined as work performed by Provo staff on any of its equipment for which notification is sent to the Maintenance Mailing List no less than 48 hours before the work is to begin.

         c) Failure of access circuits to the Provo Network, unless such failure is caused solely by Provo;

         d) DNS (Domain Name Server) issues outside the direct control of Provo; e) Service Provider's or their Agent's acts or omissions including without limitation, any negligence, willful misconduct, or use of Provo Network or Provo services in breach of Provo's Acceptable Usage Agreement by Service Provider or others authorized by them.

13.      Credit Request and Payment Procedures

         Subscriber credits will be calculated using the single highest award when compared to the various service level metrics. The awards are not cumulative for each category.

         Any credit issued to a Service Provider ISP must be supported by the appropriate trouble ticket and resolution documents that will be made available to Provo upon request. Provo will provide an electronic report detailing the performance of the Provo Network relative to the SLA Standards. This report will include all calculations outlined in this agreement, noting variances to the defined SLA Standards. All exceptions (as expressly stated in this SLA) that were used in making the calculations will be explicitly noted with attendant explanations, as appropriate.

         Credits due Service Provider, as calculated by Service Provider will be expressed in the consolidated monthly report delivered to Provo for confirmation. Provo will report any disputed claims back to the Service Provider no later than 10 days after receipt of the report. Reconciliation of any dispute between Provo and Service Provider must be resolved, in good faith, by the end of the following month. Once the credit has been agreed upon, it will be applied to Service Provider's transport fee bill for the following Month.

         In the event circumstances arise wherein the Provo Network performance, although meeting all quantitative metrics as established by this SLA, does not meet the levels intended by this SLA Provo will entertain special requests for credit by the Service Provider. Service Provider must present any special requests for credit to the applicable individual or department as designated by Provo. The designated individual or department must receive each request in connection with a network outage within ten (10) days of the close of the given month. Provo will review each special request and conduct good-faith analysis to determine its validity. Each valid request for credit will be assigned credit, mutually agreed to between Provo and Service Provider, and will be applied to a Service Provider invoice within two (2) billing cycles following Provo's granting of such request. Credits are exclusive of any applicable taxes charged to Service Provider or collected by Provo.

         Any credits granted to a Subscriber involving an SLA payment from the City shall be equal to the percentage SLA credit granted to Service Provider multiplied by the retail rate paid by said Subscriber.

14.      Provo Response

         Provo will mobilize staff within a maximum of thirty (30) minutes of notification of any multiple customer outage that is due to a Network failure. Provo will maintain spares for any significant network equipment that may result in an outage if non-functioning. Provo will maintain 24X7 on-call staff for outage remediation. The on-call personnel will be proficient in trouble-shooting, diagnostics, and remediation of service-affecting Network problems.

15.      General

         Provo reserves the right to change or modify this SLA and will post changes to a Web site designated by Provo and made available to Service Provider. Except as set forth in this SLA, Provo makes no claims regarding the availability or performance of the Provo Network.

         Both Provo and Service Provider acknowledge and agree to formally review this SLA within six (6) months of the execution of this Agreement. The review will be a good-faith review of the SLA to determine areas where it may be modified to provide the optimal operating environment for both parties. Specifically it is acknowledged by Provo and Service Provider that Network Jitter is a critical component that will be added to this SLA once a suitable standard and measurement methodology is established.

                                    Exhibit G
                             Disaster Recovery Plan

Definitions:

1. Disaster Response Management Team: This team will consist of the Energy Department Director, Telecom Division Manager, Telecom Network Administrator, Telecom Construction Project Manager, one representative from the Service Providers currently using the network, and others. The team will have management, communication and coordination responsibilities for disaster recovery efforts.

         A. Minor disasters related to events such as equipment failure or power loss. The network facilities design will make use of redundant equipment and data paths whenever practical. All network devices will be provided with a backup power source that will keep electronic devices powered in the event of a power loss. Portable generation equipment will be used to support facilities that see more long term power loss conditions. Equipment spares will play a role in minor disaster remediation. Provo staff will mobilize in order to remediate any multiple customer events upon notification. It is assumed that service level agreements will function normally during this type of event.

         B. Intermediate level disasters such as damage to fiber optic cables, destruction of a network node or loss of satellite related equipment will be responded to immediately. Crews will be dispatched to the disaster site upon notification of the problem. Work will continue to remediate the damaged facilities until they have been restored. The Disaster remediation crews will be directed by the iProvo Disaster Response Management Team. This team will make use of all available resources, both internal and external in order to bring the network restoration to a timely close. This team will have responsibility for all communications and status as well as coordination for restoration activities. It is assumed that service level agreements will function normally during this type of event.

         C. Major Disasters such as citywide catastrophic events that may result in the loss of a great amount of the fiber infrastructure or headend will require the iProvo Disaster Response Management Team to carefully analyze the situation and develop both a short term and a long term restoration effort. These plans will be provided to the Service Providers on the network as soon as possible. Provo will work diligently to repair and or replace the damaged facilities. The extent of the disaster will determine how quickly the restoration can be accomplished It is assumed that service level agreements and billing will be suspended for areas that will have a long term loss of service.

         D. Contractor Restoration Team. Provo will establish pre-event agreements with appropriate Telecom Contractors who will maintain a disaster response readiness. These companies will mobilize quickly to facilitate disaster remediation.

         E. Coordination with the City's Disaster Response Plan: Provo Telecom will work to coordinate the Disaster Response Plan with the City's Internal Disaster Plan. This will include a detailed plan that will establish priorities and alternate service plans.

                                    Exhibit H
                      IP Video Middleware and Set Top Boxes


Provo shall define which middleware will be the standard network middleware for the City Network. In the interest of ensuring a customer friendly end user experience related to video services middleware, Provo will have a final approval of any non-standard middleware, set top box, and related products and services. Should any Service Provider use a non-standard middleware and discontinue as a Service Provider on the network for any reason, they will allow Provo City use of the non-standard middleware without charge for ninety (90) days to allow for continuity of service to customers as per Exhibit "K" Middleware and Set Top Box Usage Agreement. After the initial ninety (90) day transition period, usage will be covered by Appendix A - IP Video Middleware Software License Agreement.

Any and all increased costs in hardware, software, bandwidth on the Network, and/or Network personnel time required to allow the use of Service Provider non-standard middleware will be borne solely by the Service Provider requesting the use of the non-standard middleware. This includes all costs that are directly or indirectly related to and caused by the introduction of additional middleware. These costs will be billed on an "as incurred" basis at both the time of the introduction of the middleware and as the network grows and usage increases might require additional hardware, etc.


Middleware/Set Top Box Evaluation and Testing Procedure

Provo will review and evaluate any proposed non-standard middleware products and services (including a list of set top boxes the non-standard middleware has been ported to) and determine if the end user experience is substantially equivalent to similar products available in the market.

An additional technology review will be done to determine if the use of said non-standard middleware will affect network performance.

Should the non-standard middleware products or services be found not to be substantially equivalent to the standard middleware, or to negatively affect network performance, in the sole view of Provo, said non-standard middleware products and related services may not be deployed on the network. Approval for non-standard middleware will not be unreasonably withheld.

Provo will review and evaluate any proposed set top box and related products and services and determine if the end user experience is substantially equivalent to similar products available in the market. No hardware will be connected to the Provo Network by the Service Provider or their agent (including set top boxes) without prior review and approval by Provo.

All Set Top boxes deployed in the network must have the ability to implement a Digital Rights Management (DRM) and/or Conditional Access (CA) content security system. DRM/CS systems proposed must be generally accepted by content providers as sufficient to meet generally accepted standards.

Should the products or services be found not to be substantially equivalent in the sole view of Provo, said set top box or other hardware products may not be deployed on the network. Approval for Set Top Boxes will not be unreasonably withheld.

Provo will conduct testing of the proposed non-standard middleware/set top box system. The testing will include but not be limited to the following:

Testing on the network using the Provo test video environment in a quantity that will simulate a deployment of 20-30 residences using no less than 100

Testing in a field deployment with 30-40 live production Subscribers receiving no less than 100 channels and miscellaneous VOD streams.

Evidence of a successful deployment for at least 1500 Subscribers served by the non-standard middleware and set top boxes in question will be required before Provo will commit to support a long term, citywide deployment.

                                    EXHIBIT I
                         iPROVO ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") dated as of ______________, 2004, is entered into by and PROVO CITY, a political subdivision of the State of Utah (hereinafter referred to as "Seller") and homenet utah, a Washington corporation registered to do business in Utah ("hereinafter referred to as "Buyer).

                                    RECITALS

         WHEREAS, the Seller is the owner, and Buyer as the retail service provider is the administrator, of certain assets that are part of a test project known as Phase II of the "iProvo" project (the "Test") pursuant to a memorandum of understanding between Seller and Buyer, (the "Memorandum of Understanding"); and

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, Seller's interest in these assets;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1. PURCHASE AND SALE OF ASSETS.

         1.1 Sale and Transfer of Assets. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (as defined below) on the Closing Date (as defined below) Seller shall sell, convey, transfer, deliver and assign to Buyer all of its interest in the assets and property listed on
Schedule 1 (collectively, the "Assets") free and clear of all of any liens, security interests, pledges, assignments, restrictions and other encumbrance of any kind or nature, including without limitation:

         (1) Seller's rights and benefits in all accounts of current active subscribers as listed on Schedule 1 and defined below in
                  Section 1.10, contracts set forth on Schedule 2, and the accounts receivable, set forth on Schedule 3.

         (2) Such "goodwill" as may be assigned that arises from or associated with the Test;

         (3) Seller's confidential and/or proprietary subscriber information, including subscriber lists and accounts, but with respect to accounts payable, only those that accrue after the date of this Agreement first set forth above;

         1.2 Assumption of Assumed Contracts. Buyer hereby assumes and agrees to perform all of the obligations and commitments of Seller accruing after the Closing Date, under or with respect to each contract set forth on Schedule 2 (collectively the "Assumed Contracts" or individually an "Assumed Contract"), but not including any obligation or liability arising or occurring prior to the Closing Date. Buyer shall have no obligation with respect to any contract not constituting an Assumed Contract set forth in Schedule 2.

         1.3 Excluded Liabilities. Except for the Assumed Contracts and regardless of any disclosure to Buyer, Buyer is not, as part of this agreement, assuming any other duties, responsibilities, obligations or liabilities of Seller or to which Seller or any of the Assets may be bound or affected, of whatever kind or nature, whether known, unknown, contingent or otherwise (and including without limitation taxes arising from the Test) (the "Excluded Liabilities"). However, the parties to this Agreement currently have other obligations to each other arising from the Memorandum of Understanding, and the parties contemplate entering into other necessary agreements after the sale of the Assets pursuant to this Agreement. These other agreements shall be governed by their own provisions and shall not be affected by this Subsection 1.3.

         1.4 Single Family Residence (SFR) Asset Purchase Price. The total purchase price to be paid for the SFR Assets shall be the sum of the Marketing Offset and the In-home Wiring Offset ("Purchase Price"). The Marketing Offset shall be Two Hundred Twenty-five Dollars ($225.00) per current active subscriber. The In-home Wiring Offset shall be Forty-five Dollars ($45.00) for the first service drop and Forty Dollars ($40.00) for each additional service drop to each current active subscriber. Buyer and Seller agree that the In-home Wiring Offset will be calculated on the basis of 2.5 drops per current active subscriber established pursuant to Section 1.6 herein. The Purchase Price shall be payable to Seller as set forth in Section 1.6, herein.

         1.5 Multi Dwelling Unit (MDU) Asset Purchase Price. The total purchase price to be paid for the MDU Assets shall be the Marketing Offset for each Equivalent Business Unit (EBU) as in section 1.12 of this document. The Marketing Offset shall be Two Hundred Twenty-five Dollars ($225.00) per current active subscriber (EBU).

         1.6 Payment of Purchase Price. Payment of the SFR Purchase Price shall be made in three (3) equal monthly payments starting thirty days after the finalization of the Service Level Agreement, as referenced in Section 1.8 herein, in immediately available funds by, at Seller's option, check or wire transfer to the following account: Zion's Bank, 111 North 200 West, Provo, UT 84601, ABA#124000054, to Credit of Provo City, Account #32146581 (City Contact:
John Borget, Finance Director, 801-852-6504, or Janice Larsen, Accounting Manager, 801-852-6526). Buyer will pay the Purchase Price for seventy percent (70%) of the SFR current active subscribers and one hundred percent (100%) of the MDU-EBU current active subscribers. The final count of SFR and MDU-EBUs will be established by mutual agreement as listed in Schedule 1 attached hereto.

         1.7 Interest Payments. The outstanding principal balance hereof shall bear interest at the rate of six percent (6%) per annum from and after the Closing Date, until paid. Interest payable hereunder shall accrue daily and be calculated on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed in any particular calendar month.

         1.8 Service Level Agreement. The Seller will craft a Service Level Agreement (SLA) for the Network performance. If, prior to the finalization of the Service Level Agreement, any current active subscribers of the Test terminate service due primarily to the Network performance, Buyer and Seller will mutually make a determination as to how much of the purchase price may be forgiven.

         1.9 Retained Title and Interest. Until the Purchase Price is paid in full at Closing, Seller shall retain title to the Assets set forth in Subsection 1.1, above. Buyer shall not have the right to sell, lease, sublease or in any way alienate Seller's interest or Buyer's own interest in the Assets set forth in subsection 1.1, above, nor to use said assets for the purpose of securing any debt, nor to create any right or interest in any third party. Although the physical possession and apparent interest in the Assets may be transferred to Buyer as of the date of this Agreement, until the purchase price is paid in full at Closing, Seller shall have the right to show itself as the owner of the Assets and/or as a secured party on any deed, UCC form or other public or private document or disclosure form.

         1.10 Certain Taxes. Any taxes owed, if any, to any taxing entity in connection with or as a result of the transfer of the Assets under the terms of this Agreement and the transactions contemplated hereby, including, but not limited to, any and all sales, use, excise, transfer and conveyance taxes payable or assessable, shall be paid by Buyer. However, Buyer shall not be responsible for any business, occupation, income, withholding, possessory interest or similar tax or assessment or any other tax or fee of any kind relating to any period on or prior to the date of this Agreement with respect to Seller, the Assets, or the ownership, operation or management of the Test.

         1.11 Prorations. Seller's and Buyer's responsibilities for rent, insurance premiums, personal property taxes, water, gas, electricity and other utilities, and other periodic ordinary and necessary operating costs payable with respect to the Assets to the effective date of this Agreement shall be governed by the Memorandum of Understanding until this Agreement is executed and becomes effective, whereupon the Memorandum of Understanding shall terminate.

         1.12 Subscribers Defined. "Current active subscriber" shall be defined as follows:

         (1) An individual residential account paying the standard monthly rates for services;

         (2) All "bulk" accounts (apartment complexes, etc.) shall be converted to subscribers by using the following formula for Equivalent Billing Units: Total monthly payment divided by the standard monthly rate of Thirty-nine dollars and ninety-five cents ($39.95) = EBUs. Each EBU shall equate to one subscriber.

         (3) Commercial accounts will be converted to customers by using the same formula described in Section 1.12 (2).

2. SETTLEMENT AND CLOSING.

         2.1 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place as soon as practical following the satisfaction of all the Conditions to Closing set forth in Section 3. The actual date of the closing is hereinafter referred to as the "Closing Date." The Closing or Settlement shall take place at the Provo City Attorneys Office located at 351 West Center, Provo, Utah.

3. CONDITIONS TO CLOSING.

         The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

         3.1 Approval of Initial Provider Network Access and Use Agreement and Franchise Agreement by the Provo City Municipal Council. As conditions precedent to the purchase of the Assets by Buyer is the approval by a majority vote of the Provo City Municipal Council during a regularly scheduled (or specially convened) Council meeting authorizing the Mayor to negotiate and execute this Asset Purchase Agreement, together with documents related thereto, and the Provo City Municipal Council approving a Network Lease and Maintenance Agreement and Franchise Agreement between the City of Provo, Utah, and Buyer allowing Buyer to operate a cable system in Provo City, Utah.

         3.2 Television Services/Signal Provider Consents. If required, Seller hereby agrees to use its best efforts to obtain consents in writing from each television service/signal provider for transfer of Affiliate Agreements between Seller and such providers. However, in view of the fact that Buyer is negotiating its own agreements with the service/signal providers, failure by Seller to obtain consents from all providers shall not preclude the parties from Closing.

         3.3 Facility Lease Consents. Buyer agrees to make lease payments in the amount of Five Dollars ($5.00) per month per set top box (STB) on a pro rata bases for Seller-owned STBs in current active subscriber premises until such time that the STB is returned to the Seller.

         3.4 Delivery of Documents. Buyer and Seller shall have signed and delivered to each other all documents and other deliverables required by Section 6 of this Agreement.

         3.5 All Other Consents. Buyer shall obtain all necessary consents, including all required Government Consents, if any, that may be required for Buyer to acquire and fully administer and/or operate the Assets.

         3.6 No Material Adverse Change. Buyer shall be satisfied, in its sole discretion, that the Assets have experienced no material adverse changes.

         3.7 Verification of Subscriber Accounts. Prior to the Closing Date, Buyer shall have the right to verify by inspection, audit or other means that such subscriber accounts are active and current as of the Closing Date.


4. REPRESENTATIONS AND WARRANTIES OF BOTH SELLER AND BUYER.

         Seller and Buyer, (i) represents and warrants that each of the following representations and warranties is true and complete as of the Date of this Agreement with respect to the Seller, Buyer, and the Assets, as the case may be, and (ii) agree that such representations and warranties shall survive the Closing.

         4.1 Standing and Authority for Business. Seller and Buyer each have full power and authority to own the Assets. Seller and Buyer are each duly organized and validly existing under the laws of the State of Utah, have all requisite power and authority (corporate and other) to own its properties and conduct business as now being conducted, is duly qualified to do business in each jurisdiction in which the character of its properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Seller or Buyer or their business, operations, properties, assets or condition (financial or otherwise), and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated there under, which violation would have a material adverse effect on Seller or Buyer or their business, operations, properties, assets or condition (financial or otherwise).

         4.2 Authority for Agreement. The Seller and Buyer have the right, power and authority to enter into this Agreement and to perform its, his, her or their obligations hereunder. The execution and delivery of this Agreement by the Seller and Buyer have been duly authorized by the appropriate authorities and manages. This Agreement has been duly and validly executed and delivered by the parties and is enforceable against the parties in accordance with its terms.

         4.3 Current Operation of the Assets by Buyer. Buyer is currently administering and/or operating the Assets as an independent contractor pursuant to a Memorandum of Understanding. As the current administrator/operator of the Assets, Buyer is familiar will all aspects of administration and operation of the Assets to be sold pursuant to this Agreement and set forth in Subsection 1.1, above, therefore Seller makes no warranties regarding the Assets, except as expressly set forth herein.

         4.4 Brokers and Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for Seller or the Buyer in connection with the transaction contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or Buyer.

         4.5 Fixed Assets, Vehicles and Tangible Personal Property Excluded. Except as expressly and specifically listed on Schedule 4, the fixed assets, vehicles and tangible personal property of the Test, including, but not limited to, operating equipment, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power suppliers, conduit, vaults and pedestals, grounding and pole hardware, subscribers devices (including converters, encoders, transformers behind television sets and fittings), head-end hardware (including origination, earth stations, transmission and distribution systems), test equipment, video equipment, computers, tools, parts, accessories, and other tangible personal property necessary for the operation of the Test are not included as part of the assets sold and to be transferred as part of this Agreement. All such vehicles, operating equipment, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power suppliers, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), head-end hardware (including origination, earth stations, transmission and distribution system), test equipment, video equipment, computers, tools, parts, accessories and other tangible personal property shall at all times remain the assets of Seller and in Seller's possession and Buyer's use of any of these assets shall be undertaken only pursuant to a separate Network Lease Agreement to be entered into between the parties simultaneous with execution of this Agreement. Where such assets are transferred pursuant to
Schedule 4, Buyer acknowledges that when received by Buyer, such assets are substantially fit for the purposes for which they are utilized and are, to be the best of Buyer's and Seller's knowledge, free from defects which could cause them to fail, or are sold "as is."

         4.6. Personnel. Buyer is not assuming any obligation or liability in respect to Seller's full-time or part-time employees, contractors or any other agent or personnel, and Buyer shall have no obligation, liability or responsibility to them.

         4.7 Subscribers, Billings and Receivables. Until Closing, Buyer agrees to provide Seller with access to a monthly report regarding the Assets, including a complete list of:

         (1) The subscribers of the Test that Buyer serves on an ongoing basis, including name, address, location and current billing rate; and

         (2) An accurate and complete aging of all accounts and notes receivable from subscribers as of the last day of the month showing amounts due in thirty (30) day aging categories.

         4.8 Compliance With Laws. Until Closing Seller agrees to operate the Assets in material compliance with all federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to Seller relating to the Test (collectively "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively "Environmental Laws") and without limiting the applicability of the foregoing, Buyer agrees to immediately notify Seller of any violation of law or of any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to its operation of the Test.

         4.9 Patents, Trademarks, Trade Names, etc. With the exception of the name "iProvo," no patents, trade names, fictitious business names, trademarks, service marks, copyrights or other intellectual property is currently used in the operation of the Test or in connection with the Assets.

         4.10 Suppliers and Subscribers. The relations between Buyer, Seller and the subscribers of the Test are good. Buyer and Seller have no knowledge of any fact (other than general economic and industry conditions) which indicates that any of the subscribers of the Test intends to terminate, limit or reduce its relationship with Seller or Buyer relating to the Test.

         4.11 Absence of Certain Practices. Seller and Buyer have not directly or indirectly within the past year given or agreed to give any gift or similar benefit to any subscriber, supplier, governmental employee or other person who is or may be in a position to help or hinder the Test in connection with any actual or proposed transaction which (a) if not given in the past might have had an adverse effect on the financial condition, business or results of operations of the Test, or (b) if not continued in the future, might adversely affect the financial condition, business or operations of the Test or which might subject Buyer or Seller to a penalty in any private or governmental litigation or proceeding.

         4.12 Disclosure Schedules. Any matter disclosed by Seller on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

         4.13 No Misleading Statements. The representations and warranties of Seller and Buyer contained in this Agreement, the Exhibits and Schedules hereto attached and all other documents and information furnished to Buyer and Seller and their representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller that each of the following representations and warranties is true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

         5.1 No Contractual Restrictions. No provisions exist in any article, document or instrument to which Buyer is a party or by which Buyer is bound which would be violated by consummation of the transaction contemplated by the Agreement.


6. CLOSING DELIVERIES.

         At the Closing, the respective parties shall make the deliveries indicated:

         6.1 Buyer's Deliveries.

         (1) Buyer shall deliver the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to
                  Section 1.4 to Seller;


         6.2 Seller's Deliveries.

At Closing, Seller shall deliver to Buyer:

         (1) An executed Bill of Sale or Bills of Sale and other instruments of transfer and conveyance for the full and complete sale, transfer, conveyance, assignment and delivery of the Assets to Buyer free and clear of all Liens in a form acceptable to Buyer in its sole discretion;

         (2) An executed assignment or transfer of Assumed Contracts and Governmental Permits accompanied by all third party consents required with respect thereto, if any;
         (3) Releases and Uniform Commercial Code termination statements, executed by the appropriate secured party and in the form appropriate for recording or filing, as applicable, sufficient to release any lien against the Assets;
         (4) A copy of resolutions duly adopted by the Provo City Council authorizing the execution and delivery of this Agreement, the Bill of Sale, and any other agreement required to be executed and delivered by Seller in connection herewith; and
         (5) Seller shall execute and deliver such other documents and instruments as are reasonably requested by Buyer in order to consummate the transaction contemplated by this Agreement.

7. INDEMNIFICATION.

         7.1 Mutual Indemnification. Subject to Section 7.2, Seller and Buyer each covenant and agree that they will indemnify and hold harmless the other party and their respective directors, officers, attorneys, representatives and agents and their respective successors and assigns (collectively the "Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, identified by an Indemnitee with respect to each of the following contingencies until the expiration of the applicable statute of limitations (all constitute the "Indemnity Events"):

         (1) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument pursuant to the terms of the Agreement, regardless of whether, in the case of a breach of a representation or a warranty, the other party relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

         (2) The design, development, construction or operation of any "Environmental Site" as hereinafter defined, during any period on or prior to the Closing Date. As used in this Agreement, "Environmental Site" shall mean any facility, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by a party or by any predecessor thereof on or prior to the Closing Date and used in the Test, provided however, as to activities of such predecessors, only to the extent that a party had knowledge of such activities. As used in this Agreement, "Environmental Site Losses" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any facility or any other Environmental Site including, but not limited to
                  (i) any actual or alleged violation of any law or regulation respecting the protection of the environmental, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any facility or any other Environmental Site resulting from activities thereat, whether such release is into the air, water (including groundwater) or land and whether such Release arose before the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

         (3) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any the foregoing.

         7.2 Limitations on Seller's Indemnities. The maximum amount which the Buyer Indemnitees can recover from Seller as a result of one or more Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed the Purchase Price.

         7.3 Notice of Indemnity Claim.

         (1) In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, Indemnitee shall notify the other party ( the "Indemnifying Party") in writing thereof (the "Claims Notice") within sixty
                  (60) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indenmnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

         (2) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) does not exceed the limit set forth in Section
                  7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify Indemnitee with respect to such action. Indemnitee may participate, at Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

         (3) If, within thirty (30) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(2) and elected to defend the Claims, Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty (30) days reimburse Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

         (4) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that is prejudiced thereby.

         (5) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

         7.4 Survival of Representations, Warranties and Agreements. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of the Agreement (the "Representations and Warranties") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of the Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

         7.5 No Exhaustion of Remedies or Subrogation. The parties waive any right to require any Indemnitee to (i) proceed against any other person or (ii) pursue any other remedy whatsoever in the power of any Indemnitee.

         7.6 Indemnity by Buyer. Buyer covenants and agrees that it will indemnify and hold harmless Seller and the Seller's directors, officers, trustees, partners, attorneys and agents and their respective successors and assigns, against all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expense of investigation) with respect to any act or omission of Buyer, its agents, servants or employees occurring from and after the Closing Date in connection with Buyer's termination of the Test and the conversion of Assets into Buyer's regular business operations.

8. OTHER POST-CLOSING COVENANTS.

         8.1 Restrictive Covenants. Buyer acknowledges that Buyer is currently administering and/or operating the Assets as part of the Test and as an independent contractor pursuant to a Memorandum of Understanding and as the purchaser of the Assets (including the goodwill arising from the Test), (i) is and will be engaged in the business as contemplated by the Test; (ii) Buyer is intimately familiar with the Test and the operation of a retail telecommunications business; (iii) the Test is currently being conducted in the City of Provo, Utah; (iv) Buyer has had access to trade secrets of, and confidential information concerning, the Test; and (v) the agreements and covenants contained in this Section 8.1 are essential to protect the property value of the Assets and the goodwill created by the Test. Buyer and Seller covenant and agree as set forth in (1), (2), (3) and (4) below with respect to the termination of the Test and conversion of the Assets to Buyers retail telecommunications business:

         (1) Non-Compete. Except as contemplated by this Initial Provider Network Access And Use Agreement and the Exhibits thereto, including but not limited to the "open access" and "backup service" provisions of the Agreement, Seller shall not, within the City of Provo, Utah, engage in the operation of a cable television business in competition with Buyer while this Agreement is in effect, and except that nothing herein shall prevent Seller from exercising any of its rights under or arising from this Agreement.

         (2) Confidential Information. Subject to applicable law, at all times Buyer and Seller shall keep secret and retain in strictest confidence, all data and information relating to the Test("Confidential Information"), including without limitation, the existence of and terms of this Agreement, know-how, trade secrets, subscriber lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding practices and policies, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller, or (ii) is general knowledge in the cable television and internet provider business and not specifically related to the Test.

         (3) Property of the Test. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Test, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller, relating to the Test, but excluding any materials maintained by any attorneys for Seller, prior to the Closing, are and shall remain the property of the Seller until Closing but will be delivered or made available to the Buyer at the Closing.

         (4) Non-Solicitation. Without the consent of the Seller, which may be granted or withheld by the Seller in its discretion, Buyer shall not solicit any employees of the Seller to leave the employ of the Seller or its Affiliates and join Buyer in any business endeavor owned or pursued by Buyer.

         (5) No Disparagement. Neither the Seller nor the Buyer shall, in any way to any person, denigrate or derogate the Test, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Buyer. A statement shall be deemed denigrating or derogatory to any person if it is not true and adversely affects the regard or esteem in which such person or entity is held by such person. Without limiting the generality of the foregoing, neither the Seller nor the Buyer shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any discretionary action which is adverse to the position of any such company with any person. This paragraph does not apply to the extent that testimony is required by legal process, provided that the party has received not less than five (5) days' prior written notice of such proposed testimony.

         8.2 Rights and Remedies Upon Breach. If Seller or Buyer threaten to commit a breach of, any of the provisions of Section 8.1(1), (2), (3), (4) or
(5) herein (the "Restrictive Covenants"), the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer at law or in equity:

         (1) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer. Accordingly, in addition to any other rights or remedies, the Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Seller from any violation thereof.

         (2) Accounting. The right and remedy to require the other party to account for and pay over to all compensation, profits, monies, accruals, increments or other benefits derived or received as the result of any transaction constituting a breach of the Restrictive Covenants.

         (3) Severability of Covenants. The parties acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, if invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be a given full effect, without regard to the invalid portions.

         (4) Covenant Adjustment. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

         (5) Enforceability in Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants.

9. TERMINATION OF AGREEMENT.

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon ninety (90) days prior written notice to the other party:

         (1) By the Buyer, by written notice to the Seller if the representations and warranties of the Seller shall not have been true and correct in all respects as of the date when made; or

         (2) by the Buyer or by the Seller, if the required consents have not been granted, and specifically if the approval of the purchase by the Provo City Council has not been given or has been revoked; or

         (3) by the Seller if the representations and warranties of the Buyer shall not have been true and correct in all respects as of the date when made, or if the franchise to operate a cable system granted to Buyer by Provo City is for any reason declared invalid or void, or is suspended or revoked; or

         (4) as provided in Subsection 1.5(3) or by the mutual written consent of Buyer and Seller.

         (5) Whenever this Agreement is terminated pursuant to this Section, Buyer and Seller agree that Buyer's Network Lease and Maintenance Agreement and Franchise Agreement shall automatically terminate as of the date of the termination of this Agreement without further action by either party.

         9.2 Notice and Effect of Termination. On termination of this Agreement, the transaction contemplated herein shall forthwith be abandoned and all continuing obligations and liabilities of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination.

10. GENERAL.

         10.1 Additional Conveyances. Following the parties each delivers or causes to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement. The parties will cooperate on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

         10.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of Buyer and the Seller and their respective heirs, legal representatives or assigns; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

         10.3 Willing Buyer and Seller and Coordination of Public Announcements. Buyer and Seller warrant and agree that they are entering into this agreement willingly and without duress or undue influence, economic or otherwise. Seller and Buyer agree to coordinate the timing of all public statements and announcements and to cooperate in explaining this Agreement to the public.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         10.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery thereof or upon delivery by registered or certified U.S. mail.

If to Buyer:      Chief Operations Officer
                  Attn.: Robert Murtagh
                  Video Internet Broadcasting Corporation
                  135 Basin Street SW
                  Ephrata, Washington 98823

If to Seller:     Provo City Attorney
                  Attn: Robert West
                  Provo City Attorney's Office
                  351 West Center Street
                  P.O. Box 1849
                  Provo, Utah 84603

         10.6 Attorneys' Fees. In the event of any dispute or controversy between Buyer and Seller relating to the interpretation of this Agreement or to the transaction contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

         10.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to its conflict of laws provisions.

         10.8 Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

         10.9 Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

         10.10 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

         10.11 Number and Gender of Words. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate. Without limiting the generality of the foregoing, any reference to "Partners" shall apply to each individual "Partner."

         10.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between Seller and the Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Seller and the Buyer.

         10.13 Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         10.14 Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Utah. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.


                            Signature Page to Follow



         DATED effective as of the date first above written.


Provo City


By:  ______________________________________
        Mayor Lewis K. Billings


ATTEST:


__________________________________________
Provo City Recorder


                              APPROVED AS TO FORM:


__________________________________________
Provo City Attorney




Video Internet Broadcasting Corporation, d.b.a.
HomeNet Communications of Utah.



By:  ______________________________________
        Michael W. Devine (President)


ATTEST BY:


______________________________________________
Name:
Title:


                                   SCHEDULE 1
                                     Assets


1. All subscribers accounts including: a. 252 Residential subscriber accounts b. 258 EBUs for bulk subscriber accounts c. 52 EBUs for commercial accounts.

2. Residential Subscriber accounts will be revisited thirty (30) days from the execution of this Agreement to determine if the seventeen (17) bad-debt accounts have a change in status. Any accounts having become current or missed payment plans will be appropriately disposed in the final total.

3.       The goodwill associated with iProvo.

4. All proprietary subscriber information contained in computer records, including subscriber lists and accounts.

                                   SCHEDULE 2
                                Assumed Contracts


All bulk accounts (MDU) Contracts.

All Commercial Accounts Contracts.

                                   SCHEDULE 3
                                   Subscribers

                                   SCHEDULE 4
        Fixed Assets, Vehicles And Tangible Personal Property Transferred


None

                                    EXHIBIT J
                      PROVO CABLE ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") dated as of ______________, 2004, is entered into by PROVO CITY, a political subdivision of the State of Utah (hereinafter referred to as "Seller") and homenet utah, a Washington corporation registered to do business in Utah (hereinafter referred to as "Buyer").

                                    RECITALS

         WHEREAS, the Seller is the owner of certain assets used in the business of providing cable television and related services to the residents of the City of Provo, Utah, previously referred to as "Provo Cable" (the "Business") and currently being operated by Buyer pursuant to a memorandum of understanding between Seller and Buyer, (the "Memorandum of Understanding"); and

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, certain assets of the Business;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1. PURCHASE AND SALE OF ASSETS.

         1.1 Sale and Transfer of Assets. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (as defined below) on the Closing Date (as defined below) Seller shall sell, convey, transfer, deliver and assign to Buyer all of the assets, property and businesses listed on Schedule 1 (collectively, the "Assets") free and clear of all of any liens, security interests, pledges, assignments, restrictions and other encumbrance of any kind or nature, including without limitation:

         (1) Seller's rights and benefits in all accounts of current active customers as listed on Schedule 1 and defined below in Section 1.10, and contracts, and all accounts receivable.

         (2)      The "goodwill" associated with the Provo Cable Company, Inc.;

         (3) Seller's confidential and/or proprietary customer information, including customer lists and accounts, but with respect to accounts payable, only those that accrue after the date of this Agreement first set forth above;

         1.2 Assumption of Assumed Contracts. Buyer hereby assumes and agrees to perform all of the obligations and commitments of Seller accruing after the Closing Date, under or with respect to each contract set forth on Schedule 2 (collectively the "Assumed Contracts" or individually an "Assumed Contract"), but not including any obligation or liability arising or occurring prior to the Closing Date. Buyer shall have no obligation with respect to any contract not constituting an Assumed Contract set forth in Schedule 2.

         1.3 Excluded Liabilities. Except for the Assumed Contracts and regardless of any disclosure to Buyer, Buyer is not, as part of this agreement, assuming any other duties, responsibilities, obligations or liabilities of Seller or to which Seller or any of the Assets or the Business may be bound or affected, of whatever kind or nature, whether known, unknown, contingent or otherwise (and including without limitation taxes arising from the operation of the Business) (the "Excluded Liabilities"). However, the parties to this Agreement currently have other obligations to each other arising from the Memorandum of Understanding, thereof, and the parties contemplate entering into other necessary agreements for the continued operation of the Business after the sale of the Assets pursuant to this Agreement. These other agreements shall be governed by their own provisions and shall not be affected by this Subsection 1.3.

         1.4 Purchase Price. The total purchase price to be paid for the Assets shall be Two Hundred Seventy-five Dollars ($275.00) per adjusted current active customer as defined in section 1.10, herein (the "Purchase Price"), and shall be payable to Seller as set forth in Section 1.5, herein. The count representing the total adjusted current active customers will be made using the following calculation as the basis for the minimum number of customers to be purchase with the actual number purchased to be determined as actual customers are converted to iProvo customers as tracked and agreed upon by the parties:

         Total Single Family Resident current active customers * 40% = Adjusted SFR current active customers

         Total MDU EBU current active customers * 90% = Adjusted MDU current active customers

         Total business EBUs and other active customer EBUs * 100% = Adjusted business and other active customers

         Adjusted SFR + Adjusted MDU + Adjusted business and other active customers = Total Adjusted current active customers

         1.5 Payment of Purchase Price.

         (1) Buyer shall make to Seller, in immediately available funds, equal monthly payments on the principal balance of the Purchase Price for a term not to exceed two (2) years from the Closing Date.

         (2) The outstanding principal balance hereof shall bear interest at the rate of six percent (6%) per annum from and after the Closing Date, until paid. Interest payable hereunder shall accrue daily and be calculated on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed in any particular calendar month.

         (3) Any and all payments shall be due on or before the first day of the month beginning the month following the Closing Date.

         (4) Any payments made during the time between the signing of the Memorandum of Understanding and the Closing Date set forth in this Agreement shall be applied to the Purchase Price.

         1.6 Retained Title and Interest. Until the purchase price is paid in full at Closing, Seller shall retain title to the Assets set forth in Subsection 1.1, above. Buyer shall not have the right to sell, lease, sublease or in any way alienate Seller's interest or Buyer's own interest in the Assets set forth in subsection 1.1, above, nor to use said assets for the purpose of securing any debt, nor to create any right or interest in any third party. Although the physical possession and apparent interest in the Assets may be transferred to Buyer as of the date of this Agreement, until the purchase price is paid in full at Closing, Seller shall have the right to show itself as the owner of the Assets and/or as a secured party on any deed, UCC form or other public or private document or disclosure form.

         1.7 Certain Taxes. Any taxes owed, if any, to any taxing entity in connection with or as a result of the transfer of the Assets under the terms of this Agreement and the transactions contemplated hereby, including, but not limited to, any and all sales, use, excise, transfer and conveyance taxes payable or assessable, shall be paid by Buyer. However, Buyer shall not be responsible for any business, occupation, income, withholding, possessor interest or similar tax or assessment or any other tax or fee of any kind relating to any period on or prior to the date of this Agreement with respect to Seller, the Assets, or the ownership, operation or management of the Business.

         1.8 Prorations. Seller's and Buyer's responsibilities for rent, insurance premiums, personal property taxes, water, gas, electricity and other utilities, and other periodic ordinary and necessary operating costs payable with respect to the Assets to the effective date of this Agreement shall be governed by the Memorandum of Understanding until this Agreement is executed and becomes effective, whereupon the Memorandum of Understanding, and any renewal thereof, shall terminate.

         1.9 Customers Defined. "Current active customer" shall be defined according to the following:

         (1) An individual account paying the standard monthly rate for cable service;

         (2) An account that is current and in good standing as of the date of the Memorandum of Understanding (MOU) or becomes current within 45 days of the MOU. Buyer shall make all good faith efforts necessary to maximize the number of subscribers that qualify as active.

         (3) All "bulk" accounts (apartment complexes, etc.) as converted to customers by using the following formula for Equivalent Billing Units: Total monthly payment/ standard monthly rate ($25.95) = EBUs. Each EBU shall equate to one customer.

         (4) Total monthly payments from other sources (e.g. internet subscribers, premium service revenues, contract payments for fiber connection to BYU) shall beconverted to customers in the same manner as bulk accounts in Section 1.10 (3) above.

         (5) The count of "current active subscribers" will be adjusted by May 4, 2004 for subscribers that terminate service primarily due to the April 1st 2004 price increase for basic cable service from $25.95 to $29.95 per month. The customer support staff of the Buyer, to ensure that the reason for their termination is substantially known, will interview any subscribers that terminate service during this sixty (60) day period.

         1.10 Network Lease. Buyer agrees to lease the Provo Cable network according to the terms and conditions of the Provo Cable Network Lease Agreement attached hereto as Appendix A.

2. SETTLEMENT AND CLOSING.

         2.1 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place as soon as practical following the satisfaction of all the Conditions to Closing set forth in Section 3. The actual date of the closing is hereinafter referred to as the "Closing Date." The Closing or Settlement shall take place at the Provo City Attorneys Office located at 351 West Center, Provo, Utah.

3. CONDITIONS TO CLOSING.

         The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

         3.1 Approval of This Agreement, Network Lease Agreement and Franchise Agreement by the Provo City Municipal Council. As conditions precedent to the purchase of the Assets by Buyer is the approval by a majority vote of the Provo City Municipal Council during a regularly scheduled (or specially convened) Council meeting authorizing the Mayor to negotiate and execute this Asset Purchase Agreement, together with documents related thereto, and the Provo City Municipal Council approving a Network Lease and Maintenance Agreement and Franchise Agreement between the City of Provo, Utah, and Buyer allowing Buyer to operate a cable system in Provo City, Utah.

         3.2 Television Services/Signal Provider Consents. If required, Seller hereby agrees to use its best efforts to obtain consents in writing from each television service/signal provider for transfer of Affiliate Agreements between Seller and such providers. However, in view of the fact that Buyer is negotiating its own agreements with the service/signal providers, failure by Seller to obtain consents from all providers shall not preclude the parties from Closing.

         3.3 Facility Lease Consents. Buyer shall have the option of leasing one customer service representative station and one additional desk at Seller's current office space located at 251 West 800 North Provo, Utah 84603 at the rate of $250.00 per month, including data and local phone connection, for a maximum of twelve (12) months unless otherwise agreed upon by the parties. Buyer's telephone expenses during the period of office space lease from Seller shall be paid by Buyer.

         3.4 Delivery of Documents. Buyer and Seller shall have signed and delivered to each other all documents and other deliverables required by Section 6 of this Agreement.

         3.5 All Other Consents. Buyer shall obtain all necessary consents, including all required Government Consents, if any, that may be required for Buyer to acquire and fully operate the Assets and the Business.

         3.6 No Material Adverse Change. Buyer shall be satisfied, in its sole discretion, that the Assets and the Business have experienced no material adverse changes.

         3.7 Verification of Customer Accounts. Prior to the Closing Date, Buyer shall have the right to verify by inspection, audit or other means that such customer accounts are active and current as of the Closing Date.

4. REPRESENTATIONS AND WARRANTIES OF BOTH SELLER AND BUYER.

         Seller and Buyer, (i) represents and warrants that each of the following representations and warranties is true and complete as of the Date of this Agreement with respect to the Seller, Buyer, the Assets and the Business, as the case may be, and (ii) agree that such representations and warranties shall survive the Closing.

         4.1 Standing and Authority for Business. Seller and Buyer each have full power and authority to own the Assets and to operate the Business. Seller and Buyer are each duly organized and validly existing under the laws of the State of Utah, have all requisite power and authority (corporate and other) to own its properties and conduct business as now being conducted, is duly qualified to do business in each jurisdiction in which the character of its properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Seller or Buyer or their business, operations, properties, assets or condition (financial or otherwise), and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Seller or Buyer or their business, operations, properties, assets or condition (financial or otherwise).

         4.2 Authority for Agreement. The Seller and Buyer have the right, power and authority to enter into this Agreement and to perform its, his, her or their obligations hereunder. The execution and delivery of this Agreement by the Seller and Buyer have been duly authorized by the appropriate authorities and manages. This Agreement has been duly and validly executed and delivered by the parties and is enforceable against the parties in accordance with its terms.

         4.3 Current Operation of Business by Buyer. Buyer is currently operating the Business as an independent contractor pursuant to a Memorandum of Understanding. As the current operator of the Business, Buyer is familiar will all aspects of the Business and the Assets to be sold pursuant to this Agreement and set forth in Subsection 1.1, above, therefore Seller makes no warranties regarding the business or assets, except as expressly set forth herein.

         4.4 Brokers and Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for Seller or the Buyer in connection with the transaction contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or Buyer.

         4.5 Fixed Assets, Vehicles and Tangible Personal Property Excluded. Except as expressly and specifically listed on Schedule 3, the fixed assets, vehicles and tangible personal property of the Business, including, but not limited to, operating equipment, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power suppliers, conduit, vaults and pedestals, grounding and pole hardware, subscribers devices (including converters, encoders, transformers behind television sets and fittings), head-end hardware (including origination, earth stations, transmission and distribution systems), test equipment, video equipment, computers, tools, parts, accessories and other tangible personal property necessary for the operation of the Business are not included as part of the assets sold and to be transferred as part of this Agreement. All such vehicles, operating equipment, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power suppliers, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), head-end hardware (including origination, earth stations, transmission and distribution system), test equipment, video equipment, computers, tools, parts, accessories and other tangible personal property shall at all times remain the assets of Seller and in Seller's possession and Buyer's use of any of these assets shall be undertaken only pursuant to a separate Network Lease Agreement to be entered into between the parties simultaneous with execution of this Agreement. Where such assets are transferred pursuant to Schedule 3, Buyer acknowledges that when received by Buyer, such assets are substantially fit for the purposes for which they are utilized and are, to be the best of Buyer's and Seller's knowledge, free from defects which could cause them to fail, or are sold "as is."

         4.6. Personnel. Buyer is not assuming any obligation or liability in respect to Seller's full-time or part-time employees, contractors or any other agent or personnel, and Buyer shall have no obligation, liability or responsibility to them.

         4.7 Customers, Billings and Receivables. Until Closing, Buyer agrees to provide Seller with access to a monthly report regarding the Business, including a complete list of:

         (1) The customers of the Business that Buyer serves on an ongoing basis, including name, address, location and current billing rate; and

         (2) An accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month showing amounts due in thirty (30) day aging categories.

         4.8 Compliance With Laws. Until Closing or Settlement Seller agrees to operate the Business in material compliance with all federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to Seller relating to the Business (collectively "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively "Environmental Laws") and without limiting the applicability of the foregoing, Buyer agrees to immediately notify Seller of any violation of law or of any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to its operation of the Business.

         4.9 Patents, Trademarks, Trade Names, etc. With the exception of the name "Provo Cable," no patents, trade names, fictitious business names, trademarks, service marks, copyrights or other intellectual property is currently used in the operation of the Business or in connection with the Assets.

         4.10 Suppliers and Customers. The relations between Buyer, Seller and the customers of the Business are good. Buyer and Seller have no knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of the Business intends to terminate, limit or reduce its business relations with Seller or Buyer relating to the Business.

         4.11 Absence of Certain Business Practices. Seller and Buyer have not directly or indirectly within the past year given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business in connection with any actual or proposed transaction which (a) if not given in the past might have had an adverse effect on the financial condition, business or results of operations of the Business, or (b) if not continued in the future, might adversely affect the financial condition, business or operations of the Business or which might subject Buyer or Seller to a penalty in any private or governmental litigation or proceeding.

         4.12 Disclosure Schedules. Any matter disclosed by Seller on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

         4.13 No Misleading Statements. The representations and warranties of Seller and Buyer contained in this Agreement, the Exhibits and Schedules hereto attached and all other documents and information furnished to Buyer and Seller and their representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller that each of the following representations and warranties is true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

         5.1 No Contractual Restrictions. No provisions exist in any article, document or instrument to which Buyer is a party or by which Buyer is bound which would be violated by consummation of the transaction contemplated by the Agreement.

6. CLOSING DELIVERIES.

         At the Closing, the respective parties shall make the deliveries indicated:

         6.1 Buyer's Deliveries.

         (1) Buyer shall deliver the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to
                  Section 1.4 to Seller;

         6.2 Seller's Deliveries.

         At Closing, Seller shall deliver to Buyer:

         (1) An executed Bill of Sale or Bills of Sale and other instruments of transfer and conveyance for the full and complete sell, transfer, conveyance, assignment and delivery of the Assets to Buyer free and clear of all Liens in a form acceptable to Buyer in its sole discretion;

         (2) An executed assignment or transfer of Assumed Contracts and Governmental Permits accompanied by all third party consents required with respect thereto, if any;
         (3) Releases and Uniform Commercial Code termination statements, executed by the appropriate secured party and in the form appropriate for recording or filing, as applicable, sufficient to release any lien against the Assets;
         (4) A copy of resolutions duly adopted by the Provo City Council authorizing the execution and delivery of this Agreement, the Bill of Sale, and any other agreement required to be executed and delivered by Seller in connection herewith; and
         (5) Seller shall execute and deliver such other documents and instruments as are reasonably requested by Buyer in order to consummate the transaction contemplated by this Agreement.

7. INDEMNIFICATION.

         7.1 Mutual Indemnification. Subject to Section 7.2, Seller and Buyer each covenant and agree that they will indemnify and hold harmless the other party and their respective directors, officers, attorneys, representatives and agents and their respective successors and assigns (collectively the "Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, identified by an Indemnitee with respect to each of the following contingencies until the expiration of the applicable statute of limitations (all constitute the "Indemnity Events"):

         (1) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument pursuant to the terms of the Agreement, regardless of whether, in the case of a breach of a representation or a warranty, the other party relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

         (2) The design, development, construction or operation of any "Environmental Site" as hereinafter defined, during any period on or prior to the Closing Date. As used in this Agreement, "Environmental Site" shall mean any facility, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by a party or by any predecessor thereof on or prior to the Closing Date and used in the Business, provided however, as to activities of such predecessors, only to the extent that a party had knowledge of such activities. As used in this Agreement, "Environmental Site Losses" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any facility or any other Environmental Site including, but not limited to
                  (i) any actual or alleged violation of any law or regulation respecting the protection of the environmental, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any facility or any other Environmental Site resulting from activities thereat, whether such release is into the air, water (including groundwater) or land and whether such Release arose before the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

         (3) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any the foregoing.

         7.2 Limitations on Seller's Indemnities. The maximum amount which the Buyer Indemnitees can recover from Seller as a result of one or more Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed the Purchase Price.

         7.3 Notice of Indemnity Claim.

         (1) In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, Indemnitee shall notify the other party ( the "Indemnifying Party") in writing thereof (the "Claims Notice") within sixty
                  (60) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indenmnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

         (2) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) does not exceed the limit set forth in Section
                  7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify Indemnitee with respect to such action. Indemnitee may participate, at Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

         (3) If, within thirty (30) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(2) and elected to defend the Claims, Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty (30) days reimburse Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

         (4) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that is prejudiced thereby.

         (5) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

         7.4 Survival of Representations, Warranties and Agreements. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of the Agreement (the "Representations and Warranties") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of the Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

         7.5 No Exhaustion of Remedies or Subrogation. The parties waive any right to require any Indemnitee to (i) proceed against any other person or (ii) pursue any other remedy whatsoever in the power of any Indemnitee.

         7.6 Indemnity by Buyer. Buyer covenants and agrees that it will indemnify and hold harmless Seller and the Seller's directors, officers, trustees, partners, attorneys and agents and their respective successors and assigns, against all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expense of investigation) with respect to any act or omission of Buyer, its agents, servants or employees occurring from and after the Closing Date in connection with Buyer's operations of the Business and the Assets.

8. OTHER POST-CLOSING COVENANTS.

         8.1 Restrictive Covenants. Buyer acknowledges that Buyer is currently operating the Business as an independent contractor pursuant to a Service Agreement and renewals thereof and as the purchaser of the Assets (including the goodwill of the Business), (i) is and will be engaged in the same business as the Business; (ii) Buyer is intimately familiar with the Business; (iii) the Business is currently conducted in the City of Provo, Utah; (iv) Buyer has had access to trade secrets of, and confidential information concerning, the Business; and (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill of the Business. Buyer and Seller covenant and agree as set forth in (1), (2), (3) and (4) below with respect to the Business:

         (1) Non-Compete. Except as contemplated by this Initial Provider Network Access And Use Agreement and the Exhibits thereto, including but not limited to the "open access" and "backup service" provisions of the Agreement, Seller shall not, within the City of Provo, Utah, engage in the operation of a cable television business in competition with Buyer while this Agreement is in effect, and except that nothing herein shall prevent Seller from exercising any of its rights under or arising from this Agreement.

         (2) Confidential Information. Subject to applicable law, at all times Buyer and Seller shall keep secret and retain in strictest confidence, all data and information relating to the Business ("Confidential Information"), including without limitation, the existence of and terms of this Agreement, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding practices and policies, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller, or (ii) is general knowledge in the cable television and internet provider business and not specifically related to the Business.

         (3) Property of the Business. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller, relating to the Business, but excluding any materials maintained by any attorneys for Seller, prior to the Closing, are and shall remain the property of the Seller until Closing but will be delivered or made available to the Buyer at the Closing.

         (4) Non-Solicitation. Without the consent of the Seller, which may be granted or withheld by the Seller in its discretion, Buyer shall not solicit any employees of the Seller to leave the employ of the Seller or its Affiliates and join Buyer in any business endeavor owned or pursued by Buyer.

         (5) No Disparagement. Neither the Seller nor the Buyer shall, in any way to any customer or employee of the Business, denigrate or derogate the Business, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Buyer. A statement shall be deemed denigrating or derogatory to any person if it adversely affects the regard or esteem in which such person or entity is held by such person. Without limiting the generality of the foregoing, neither the Seller nor the Buyer shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any customer or employee of the Business. This paragraph does not apply to the extent that testimony is required by legal process, provided that the party has received not less than five (5) days' prior written notice of such proposed testimony.

         8.2 Rights and Remedies Upon Breach. If Seller or Buyer threaten to commit a breach of, any of the provisions of Section 8.1(1), (2), (3), (4) or
(5) herein (the "Restrictive Covenants"), the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer at law or in equity:

         (1) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer. Accordingly, in addition to any other rights or remedies, the Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Seller from any violation thereof.

         (2) Accounting. The right and remedy to require the other party to account for and pay over to all compensation, profits, monies, accruals, increments or other benefits derived or received as the result of any transaction constituting a breach of the Restrictive Covenants.

         (3) Severability of Covenants. The parties acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, if invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be a given full effect, without regard to the invalid portions.

         (4) Covenant Adjustment. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

         (5) Enforceability in Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants.

9. TERMINATION OF AGREEMENT.

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon ninety (90) days prior written notice to the other party:

         (1) By the Buyer, by written notice to the Seller if the representations and warranties of the Seller shall not have been true and correct in all respects as of the date when made; or

         (2) by the Buyer or by the Seller, if the required consents have not been granted, and specifically if the approval of the purchase by the Provo City Council has not been given or has been revoked; or

         (3) by the Seller if the representations and warranties of the Buyer shall not have been true and correct in all respects as of the date when made, or if the franchise to operate a cable system granted to Buyer by Provo City is for any reason declared invalid or void, or is suspended or revoked; or

         (4) as provided in Subsection 1.5(3) or by the mutual written consent of Buyer and Seller.

         (5) Whenever this Agreement is terminated pursuant to this Section, Buyer and Seller agree that Buyer's Network Lease and Maintenance Agreement and Franchise Agreement shall automatically terminate as of the date of the termination of this Agreement without further action by either party.

         9.2 Notice and Effect of Termination. On termination of this Agreement, the transaction contemplated herein shall forthwith be abandoned and all continuing obligations and liabilities of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination.

10. GENERAL.

         10.1 Additional Conveyances. Following the parties each delivers or causes to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement. The parties will cooperate on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

         10.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of Buyer and the Seller and their respective heirs, legal representatives or assigns; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

         10.3 Willing Buyer and Seller and Coordination of Public Announcements. Buyer and Seller warrant and agree that they are entering into this agreement willingly and without duress or undue influence, economic or otherwise. Seller and Buyer agree to coordinate the timing of all public statements and announcements and to cooperate in explaining this Agreement to the public.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         10.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery thereof or upon delivery by registered or certified U.S. mail.

If to Buyer:      Chief Operations Officer
                  Attn: Robert Murtagh
                  Video Internet Broadcasting Corporation
                  135 Basin Street SW
                  Ephrata, Washington 98823

If to Seller:     Provo City Attorney
                  Attn: Robert West
                  Provo City Attorney's Office
                  351 West Center Street
                  P.O. Box 1849
                  Provo, Utah 84603

         10.6 Attorneys' Fees. In the event of any dispute or controversy between Buyer and Seller relating to the interpretation of this Agreement or to the transaction contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

         10.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to its conflict of laws provisions.

         10.8 Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

         10.9 Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

         10.10 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

         10.11 Number and Gender of Words. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate. Without limiting the generality of the foregoing, any reference to "Partners" shall apply to each individual "Partner."

         10.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between Seller and the Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Seller and the Buyer.

         10.13 Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         10.14 Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Utah. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.



                            Signature Page to Follow



         DATED effective as of the date first above written.


Provo City


By:  ______________________________________
       Mayor Lewis K. Billings


ATTEST:


__________________________________________
Provo City Recorder


                              APPROVED AS TO FORM:


__________________________________________
Provo City Attorney




Video Internet Broadcasting Corporation, d.b.a.
HomeNet Communications of Utah.



By:  ______________________________________
        Michael W. Devine (President)


ATTEST BY:


______________________________________________
Name:
Title:

                                   SCHEDULE 1
                                     Assets


All subscribers/customer accounts including:

         *        Residential
         *        Commercial (includes existing fiber lease to BYU)
         *        Bulk

The goodwill associated with Provo Cable.

All proprietary customer information contained in the Azar computer records, including customer lists and accounts.

                                   SCHEDULE 2
                                Assumed Contracts


All bulk accounts (MDU) Contracts.

All Commercial Accounts Contracts.

All Programming Contracts.

Azar Computer Software Contract

                                   SCHEDULE 3
        Fixed Assets, Vehicles And Tangible Personal Property Transferred


None

                                   APPENDIX A
                       PROVO CABLE NETWORK LEASE AGREEMENT


         This Network Lease Agreement ("Agreement"), is entered into as of ______________________ (the "Effective Date"), by and between Provo City, a municipal corporation of the State of Utah (hereinafter "Provo"), and HomeNet Communications of Utah, a Washington corporation registered to do business in Utah (hereinafter "HomeNet").

         WHEREAS, Provo owns certain telecommunications facilities including poles, conduit, fiber and wires and uses a portion of those telecommunications facilities described on the attached "Schedule 1" and by this reference incorporated herein and made a part hereof (hereinafter the "Network") to provide cable television service as to the public; and

         WHEREAS, concurrent with the parties entering into an Asset Purchase Agreement for the Provo Cable business, Provo desires to lease the Network to HomeNet and HomeNet desires to lease the Network from Provo;

         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES OF PARTIES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Provo agrees to lease to HomeNet and HomeNet agrees to rent from Provo the Network described on Schedule 1.

2. The term of this Agreement is for one (1) year, beginning the Effective Date of this Agreement, subject to the early termination provisions of this Agreement. The Agreement shall be automatically renewed for up to two (2) one
(1) year terms unless a party gives the other party written notice at least ninety (90) days prior to the anniversary date(s) of this Agreement of its intention not to renew the Agreement.

3. HomeNet agrees to pay to Provo the rent set forth on the attached "Schedule 2" (by this reference incorporated herein and made a part hereof), payable as set forth on Schedule 2. HomeNet shall pay a late charge of five percent (5%) for each payment that is more than 10 days past due.

4. Concurrent with entering into this Agreement, HomeNet is entering into an Asset Purchase Agreement for the Provo Cable business with Provo City. Failure to timely comply with all the terms of this Agreement, shall permit to Provo to terminate this Agreement and the Asset Purchase Agreement on the terms set forth in the Asset Purchase Agreement. If HomeNet completes the purchase of the Provo Cable Business purchase pursuant to the Asset Purchase Agreement, but thereafter fails to timely comply with all the terms of this Agreement, Provo shall have the right to terminate this agreement only after ninety (90) days written notice to HomeNet from Provo of HomeNet's default.

5. Provo authorizes only HomeNet to lease the Network and no sub-leasing, assignment, or other use of the Network is allowed without the express written consent of Provo.

6. HomeNet shall use the Network only to provide cable television service pursuant to its Franchise Agreement with Provo.

7. If for any reason Provo terminates the Asset Purchase Agreement, or terminates, suspends or revokes HomeNet's franchise, Provo may terminate this Agreement and require HomeNet to return to Provo any Network property in HomeNet's possession.

8. Subject to the Network Maintenance Agreement, HomeNet agrees to maintain the property throughout the term of this Agreement in as good condition as it received it at the start of this Lease, except for ordinary wear and tear. During the term of this Agreement HomeNet shall pay for all repairs, replacements, and damages caused by the act or neglect of HomeNet, its employees and customers. HomeNet shall have a reasonable amount of time to make repairs. HomeNet will remove all of HomeNet's own separate property that may be attached to the Network at the end of this Agreement. Any of HomeNet's property that is not removed shall be considered abandoned and shall become the property of Provo and either retained by Provo, sold or discarded.

9. All maintenance and repairs to the Network during the term of this Agreement shall be the responsibility of HomeNet, except if the network is damaged by an act of nature, such as flood, earthquake or other natural disaster. If such a natural disaster occurs, Provo shall, in its own discretion, have the right to determine if shall rebuild the Network and a reasonable amount of time to do so, during which time period this lease shall remain in effect. If Provo decides not to rebuild the Network this Agreement shall terminate and neither party shall have any further cause of action against the other party. During any period in which the Network is not useable as the result of a natural disaster, HomeNet will not have to pay the rental fee set forth on Schedule 2 until the Network is rebuilt. If the Network is destroyed as part of a natural disaster, HomeNet shall pay the fee set forth on Schedule 2 up to the date of destruction.

10. As HomeNet is leasing and maintaining the Network, Provo shall not responsible for any inconvenience or interruption of services on the Network due to repairs, improvements, or for any other reason beyond Provo's control.

11. HomeNet shall get Provo's prior written consent before altering, improving, adding to or otherwise changing the existing Network.

12. During the term of this Agreement HomeNet shall comply with laws, orders, rules, and requirements of governmental authorities.

13. Provo shall not give up or waive any of its rights by accepting any payments or partial payments or by failing to enforce any terms of this Agreement.

14. Provo may at any time examine the Network and its facilities or equipment to provide services, inspect, repair, improve, or show it to others. HomeNet shall notify Provo if for any reason HomeNet decides not to use the Network or to temporarily or permanently discontinue providing cable television service using the Network. Such notice to Provo shall be given as soon as possible. In case of an emergency shut down of the Network or a suspension of regular cable television service to the public, HomeNet shall notify Provo within two (2) hours of such a shut down or suspension of service. If the shut down or suspension of service is not corrected within twenty-four hours, Provo shall have the right to retake possession of the Network and associated facilities and to use them to provide cable television service to the public.

15. HomeNet is entitled to use the Network without interference subject to the terms of this Agreement.

16. This Agreement and HomeNet's rights are subject and subordinate to the Asset Purchase Agreement, HomeNet's franchise agreement and to Provo's rights to terminate those agreements for the purposes set forth therein.

17. In leasing and maintaining the Network HomeNet will comply with all laws and regulations, including the National Electric Safety Code and all other applicable safety codes and regulations and will not permit the Network to pose a danger or hazard to any person or the public.

18. HomeNet will be responsible for any injury or damage caused by the act or neglect of the HomeNet, its employees and agents, and will indemnify, defend and hold Provo harmless for any claim or cause of action arising out of HomeNet's lease and maintenance of the Network. Provo shall not be responsible for any injury or damage unless due to the negligence or improper conduct of Provo.

19. All notices provided by this Agreement must be written and delivered personally or by certified mail, return receipt requested to the addresses of the parties specified in the Asset Purchase Agreement.

                                   Schedule 1
                               Provo Cable Network

Non-exclusive use of the network currently used to deliver cable TV service to those customers known, and hereinafter referred to, as the "Provo Cable Customers".

Includes approximately 66 miles of coaxial plant, 3.2 miles of fiber optic cable and associated equipment purchased from the Nicol family and any extensions completed since purchase that are used to deliver cable TV to Provo Cable Customers.

Includes lines (coax or fiber) currently used as back haul for services delivered on the network known, and hereinafter referred to, as the "Provo Cable Network." (i.e.: Return lines from City Hall to Cable Headend for delivery of Channel 17)

Includes all Satellite dishes, headend signal processing equipment, amplifiers, splitter, taps, customer premise equipment, etc. Any and all lines, equipment and attachments used in the Provo Cable Network.

Provo City will insure that no other use of this equipment or network will interfere in with the continued delivery of cable TV services to Provo Cable customers on the Provo Cable Network.

This agreement does not include the use of any upstream frequencies. Should HomeNet or Provo City wish to activate any upstream RF frequencies they will complete a separate agreement (or amend this agreement) to include those frequencies and the additional cost of maintenance if any.

                                   Schedule 2
                           Services, Payments and Fees

Network Lease Payments

Buyer shall lease the Provo Cable Network for an amount equal to a rate of $3.00 per subscriber per month transferred to Buyer pursuant to the Asset Purchase Agreement. After the first month, Buyer shall provide a monthly report, to be agreed to by the Seller, of customer counts and EBU calculations, which will be the basis for the monthly lease payment until the termination of this Agreement. Seller shall have the right to audit all customer accounts in order to verify the customer counts and EBU calculations.

Payments shall be in arrears with the first lease payment due and payable on first day of the month following the date of the execution of the Initial Provider Network Access and Use Agreement on a pro rata basis. Thereafter all lease payments shall be due and payable on or before the first of each month.

                                    Exhibit K
                 IP Video Middleware Software License Agreement

                           SOFTWARE LICENSE AGREEMENT

         THIS AGREEMENT is by and between the City of Provo, Utah (Provo) (hereinafter referred to as "Licensee" or "City") And

         Video Internet Broadcasting Corporation, now doing business as HomeNet Communications of Utah, a Washington Corporation located in Ephrata, Washington, and registered to do business in Utah (hereinafter referred to as "Licensor")

         Effectively dated __________, 2004 (the "Effective Date").

                                R e c i t a l s:

The City desires to purchase copies of certain software from Licensor and license its use under the terms and conditions of this Agreement for the purpose of providing wholesale telecommunications facilities which will be used by third party service providers.

Licensor is willing to provide such software on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual promises, covenants, warranties and performance herein provided, the parties agree as follows:

1.        Definitions

         "City Network" means the IProvo fiber optic network owned and operated by the City. IProvo fiber optic network includes associated plant, wiring, fiber, required patch panels, telephony blocks, etc.

         "City Network Service Area" means areas inside the City limits served by the City Network.

         "Documentation" refers to manuals, handbooks, maintenance libraries, and other publications supplied with Licensor Software or Licensor Equipment. The term "Documentation" does not include Software Product Descriptions, Service Descriptions, Licensor Software, or third-party software.

         "End User" means the end users of products and services enabled by the Licensor Equipment and Licensor Software, which may include among other products and services digital television, digital video transmission and Internet access.

         "Force Majeure" means events beyond the reasonable control of either Party, including, but not limited to, wars, fires, floods, earthquakes, tornadoes, explosions, strikes, labor unrest, riots, serious accidents, acts of God, failures of or delays by common carriers or suppliers, government intervention, epidemics, quarantine restrictions, failure to obtain governmental approval notwithstanding reasonable efforts, loss of government licenses or non-renewals notwithstanding reasonable efforts, or any cause if it is beyond such party's reasonable control and not occasioned by such party's fault.

         "Licensor Software" means any computer software, documentation, related materials, trade secrets or Confidential Information associated therewith identified in Appendix "A" of this Agreement between City and Licensor.

         "Licensor Product Features" means those features of the Licensor Software identified in the Software License Agreement between City and Licensor.

         "Software" refers to software products listed in the scope of services and are supplied with Equipment, or otherwise supplied or developed by Licensor including packaged application software and software supplied in connection with Services. The term "Software" applies to all parts of Software, and to new releases, updates, and modifications of Software, including source code and third party Software.

         "Services" refers to Licensor software services, support and maintenance, equipment services support and maintenance, and educational services as described herein.

         "Set-top Box" means the multicast receiver attached to the fiber gateway on the End User's premises.

         "Third Party Service Provider" means a video service provider authorized by the City to provide video services on the City's fiber optics network and who has been approved by Licensor via written notification to the City for the use of Licensor Software.

         "Third-party software" means products including databases, licensed directly to City by a third party and identified as such.

         "Upgrade" or "Upgrades" means any generally available release including updates for non-conformities and fixes to maintain current functionality of the Licensor Software, excluding any new features or new product modules that are separately priced and licensed by Licensor.

         "Vendor Equipment" means any hardware other than Licensor Equipment

         2.       Software License

         Licensor shall, on or before _____________, 20___, deliver to the City, Licensor Software subject to the terms and conditions of this agreement.


         a.       Licensor Ownership

         Licensor represents and warrants that it owns and shall continue to own all right, title and interest in and to the Licensor Software, and any and all current and hereafter, existing revisions, derivative works or modifications thereto. Licensee hereby expressly acknowledges and affirms Licensor's ownership in the Software and Licensee shall not at any time, directly or indirectly, oppose the grant of, dispute the validity of or cooperate in any suit or proceeding which challenges or disputes any proprietary rights of Licensor in the Licensor Software.

         b.       License

         Licensor hereby grants to Licensee a non-exclusive license to use the Licensor Software in the City Network Service Area as part of the City's wholesale telecommunications system and for its own internal business purposes within City offices. It is expressly understood and agreed that with the City's permission Licensor Software may be used within the City Network Service Area by Third Party Service providers for the purpose of providing video and related services to End Users without any further licensing requirements or fees paid to Licensor. It is also understood that the City may charge Third Party Service providers who use the City's Licensor Software. The City reserves the right to change or enhance the Licensor Software.

         C.       Restrictions.

         Neither Licensee nor Third Party Service Providers shall distribute, to any other party, a copy of Licensor's Software, in any form, and may not allow access to Licensor Software, except to a duly authorized representative of Licensor.

         D.       No Right To Sublicense

         The rights granted to Licensee and Third Party Service Providers by Licensor under this Section 2 are nontransferable and may not be sublicensed by Licensee or Third party Service Providers, except to End Users as an embedded product in the Set-top Box.

         E.       Third Party License

         Licensor shall pass-through to City all third-party licenses Licensor has acquired which relate to Licensor Software.

3. Fees and Payment Terms

The City shall pay Licensor a license fee of $3.45 per Subscriber per month. These fees are inclusive for all Licensor Software and are payable monthly for as long as the software remains deployed in the City Network. City shall pay by check. All payments to Licensor shall be made in U.S. Dollars and delivered via U.S. mail to the following address:

                                    HomeNet Communications of Utah
                                    135 Basin Street SW
                                    Ephrata, WA  98823

4. Installation

Upon the signing of this agreement, Licensor shall install the Licensor Software ready for use. City agrees to notify Licensor of the City's readiness fifteen
(15) days before any installation and to prepare a safe and suitable site in accordance with Licensor's standard specifications. Installation testing shall include all modules and access to all multicast receivers using the respective modules. The testing procedures and diagnostics shall be Licensor's diagnostics for the software and the manufacturer's standard diagnostics for the equipment.

The Licensor Software shall be considered ready for use ("Accepted," "Acceptance") when the City provides Licensor with written Acceptance of the following:

         (a) Documentation of a successful system audit utilizing Licensor's diagnostic routines, which demonstrates that the Licensor Software meets minimum design capabilities.
         (b) Demonstration of the Licensor Software branded with the iProvo logo displaying video on 10 set-top boxes

         Upon Acceptance by the City, Licensor shall:

         (a)      Provide City with the Licensor software described in Appendix
                  A
         (b) Provide City with a copy of all software, custom scripts etc listed in Appendix A.
         (c)      Provide a copy of the source code for all Licensor software
         (d) Provide generally available software updates for a period of 12 months from acceptance.

Any Licensor Software supplied pursuant to this Agreement after its Effective Date shall be subject to all the terms and conditions of this Agreement.

5. Indemnity

Licensor shall defend, indemnify and hold harmless the City and its representatives (which shall be deemed to include the City's directors, officers, employees and agents) from and against any and all liabilities, claims, losses, damages or expenses of any type or kind, including reasonable attorneys fees, and expert witness fees, which may be incurred or sustained by the City or its representatives by reason of any act, omission, misconduct, negligence, or default on the part of Licensor or arising in connection with the supplies, material or equipment to be furnished pursuant to these Contract Documents.

Licensor indemnification obligation shall not apply to liability for damages for bodily injury to person or damage to property caused by the negligence of the City and not solely related to any act or omission on the part of Licensor.

Licensor acknowledges that by entering into a contract with the City, they have mutually negotiated the above indemnity provisions with the City. Licensor indemnity and defense obligations shall survive the termination or completion of the contract and remain in full force and effect until satisfied in full.

City shall defend, indemnify and hold harmless Licensor and its representatives (which shall be deemed to include Licensor directors, officers, employees and agents) from and against any and all liabilities, claims, losses, damages or expenses of any type or kind, including reasonable attorneys fees, and expert witness fees, which may be incurred or sustained by Licensor or its representatives by reason of any act, omission, misconduct, negligence, or default on the part of the City or arising in connection with the supplies, material or equipment furnished to the City by a third-party or under the control of the City.

City's indemnification obligation shall not apply to liability for damages for bodily injury to person or damage to property caused by the negligence of Licensor and not solely related to any act or omission on the part of the City.

City acknowledges that by entering into a contract with Licensor, it has mutually negotiated the above indemnity provisions with Licensor. City's indemnity and defense obligations shall survive the termination or completion of the contract and remain in full force and effect until satisfied in full.

6. Limitation of Liability

Notwithstanding Section 5, Indemnity, Licensor shall not be liable in contract, in tort (including negligence and strict liability), in warranty or otherwise for loss of profits or revenue, loss of equipment or power system, cost of capital, or damage or loss of property or equipment.

The remedies of the City set forth therein are exclusive, and the total liability of Licensor and its subcontractors and suppliers of any tier to the City with respect to these terms and conditions, or anything done in connection therewith such as the performance or breach thereof, or from the manufacture, sale, delivery, resale, installation or technical field assistance for installation, maintenance or technical field assistance for maintenance, repair or use of any equipment covered by or furnished under the contract whether in contract, in tort (including negligence and strict liability) or otherwise shall not exceed the contract price.

7. Warranties and Maintenance

         (a) Licensor will provide City with all generally available software upgrades for a period of 12 months from the end of the warranty period.

         (b) Without limiting the foregoing, Licensor warrants that it has title to the Software and documentation and the authority to grant licenses to use the third party software.

8. Disclaimer of Warranty:

Except as expressly provided for in this section, Licensor software is provided "as is" and "as available" and Licensor expressly does not warrant that licensor software hereunder, or any error corrections, updates, repairs or maintenance thereto, will be error free, will operate without interruption or will be compatible with any software or hardware other than those supplied or approved by Licensor. The express limited warranties set forth in this agreement are the sole and exclusive warranties granted by Licensor under this agreement, and are in lieu of all other warranties, express, implied or statutory, with respect to the software, and Licensor expressly disclaims any implied warranties, including without limitation, warranties of merchantability, fitness for a particular purpose, and non-infringement.

9. Documentation

Licensor will provide software documentation, within thirty (30) days after execution of this agreement or as otherwise mutually agreed, in the form of two
(2) sets of software documentation adequate for use of software ordered under the provisions of this Agreement.

Licensor grants to the City, and Third Party Service Providers, the right to copy or otherwise reproduce manuals and documentation furnished pursuant to this provision, for use within the scope of this Agreement for use by City employees only, and only to the extent necessary to fulfill their jobs descriptions, at no additional charge.

10. Confidentiality and Nondisclosure

The parties acknowledge that certain material and information in connection with this Agreement or its performance, consists of confidential and proprietary data.

Except as required by law, both parties, therefore, agree to use reasonable care to maintain such Confidential Information in confidence, not to make the use thereof other than for the performance of this Agreement, to release it only to authorized employees requiring such information, and not to release or disclose to any other party except as otherwise provided by law or by this Agreement.

"Confidential Information" means information such as, trade secrets, proprietary information and similar information including formulas, patterns, compilations, reports, programs, devices, methods, techniques or processes, as well as technical specifications, software codes, training materials or software conversion tools that: (a) have independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its (their) disclosure or use; and (b) is (are) the subject of efforts that are reasonable under the circumstances to maintain its (their) secrecy. "Confidential Information" also includes any information concerning the names or addresses of, or credit or billing information about City customers. Confidential Information shall not include information that: (1) is now or subsequently becomes generally available to the public through no fault or breach of the Receiving Party; (2) the Receiving Party can demonstrate to have had rightfully in its possession prior to disclosure by the Disclosing Party; (3) is independently developed by the Receiving Party without the use of any Confidential Information; or (4) the Receiving Party rightfully obtains from a third party who has the right to transfer or disclose it.

11. Notices

Any notice or other communication under this Contract given by either party shall be mailed, properly addressed and stamped with the required postage, to the intended recipient at the address and to the attention of the person specified below and shall be deemed served when received and no mailed. Either party may from time to time change such address by giving the other party notice of such changes. In the event of an emergency or when using the US mail will cause unreasonable delay, the parties may use reliable overnight mail or telefax service.

         City                                VIB

         Paul Venturella                     Michael W Devine
         Provo Telecommunications Manager    8031 N Tuscany Drive
         51 West 800 North                   Tucson, AZ  85742
         Provo, Utah 84603                   Telephone (520)742-7373
         Telephone (801) 852-7900

For purposes of technical communications and work coordination only, the City designates Paul Venturella as its representative. Said individual shall have no authority to authorize any activity which will result in any change in the amount payable to Licensor. Such changes, if any, must be by written change order issued in accordance with Section 4 to be valid and binding on the City.

12. Patent and Copyright Indemnification

Licensor will at its expense defend, indemnify and hold harmless the City against any claim, liability, costs and damages of every type that Licensor Software supplied hereunder and each subsequent release, modification or enhancement supplied by Licensor infringes a legally enforceable patent or copyright provided that:

         (a) City promptly notifies Licensor in writing of the claim.

         (b) Licensor has sole control of the defense and all related settlement negotiations.

If such claim has occurred or, in addition to the obligations set forth above, in Licensor's opinion, is likely to occur, Licensor shall immediately procure for the City the right to continue using the Software or to replace or modify the same so that they become non infringing and functionally equivalent.

Licensor has no liability for any claim based upon the combination, operation, or use of any software not supplied by Licensor or with any program other than or in addition to programming supplied by Licensor. Licensor has no liability for any claim based upon alteration of modification of any programming supplied hereunder, if such claim would have been avoided by the absence of such alteration or modification.

The foregoing states the entire obligation of Licensor with respect to infringement of patents and copyrights.


13. Termination for Cause

         City may terminate this Agreement, by written notice, if Licensor neglects or fails to perform or observe any material obligation to City under these terms and conditions, and such condition is not remedied within sixty (60) days after written notice has been given to Licensor.

14. Effect of Termination

Termination shall apply to all versions of the Licensor Software hereunder.

Before any termination by City becomes effective, and in the event of any termination by Licensor, City shall (i) return to Licensor any license certificate furnished by Licensor; (ii) destroy all copies of all versions of the software in City's possession, (iii) remove all portions of all versions of the software from any adaptations made by City and destroy such portion, and
(iv) certify in writing that all copies, including all those included in City's adaptations, have been destroyed in accordance with Licensor's standard destruction of software certification.

15. Applicable Law and Venue

The Parties agree that the laws of the State of Utah shall govern this Contract.

16. Waiver

Waiver of any breach of any term or condition of this Contract shall not be deemed a waiver of any prior or subsequent breach. No term or condition of this Contract shall be held to be waived, modified or deleted except by a written instrument signed by the parties hereto.

17. Assignment

Neither party may assign this Agreement or any interest in or part thereof, or monies due or to become due hereunder without the prior written approval of the other party, except that either party may assign this Agreement to a wholly-owned entity or parent company of the party.

18. Entire Agreement

This Contract, including the attached Exhibit which are incorporated by reference, sets forth the entire Agreement between the parties with respect to the subject matter hereof. Any other understandings, whether verbal or in writing shall not be binding on either party. Except as provided herein, no alteration of any of the terms, conditions, delivery, price, quality, or specifications of this Contract will be effective without the written consent of both parties. The section titles are for convenience only and shall not be determinative in the interpretation of this Agreement.

19. Approval

WHEREFORE, the undersigned represents that he/she has read the foregoing Contract including all attachments hereto, agrees to be bound to its terms and has authority to execute the foregoing Contract on behalf of the respective party hereto.


         DATED effective as of the date first above written.

Provo City


By:   ______________________________________
       Mayor Lewis K. Billings


ATTEST:


__________________________________________
Provo City Recorder


                              APPROVED AS TO FORM:


__________________________________________
Provo City Attorney



Video Internet Broadcasting Corporation, d.b.a.
HomeNet Communications of Utah.



By:  ______________________________________
        Michael W. Devine (President)

ATTEST BY:


______________________________________________
Name:
Title:

                                   APPENDIX A

"HomeNet Software" Definition

HomeNet software includes software which allows the City to provide video to end users on the City Network. HomeNet Software consists of the following:

Set Top Application
A HTML page that displays the channel numbers and options for viewing. This page is what the customers see on their TV and what they control with their remote. The application will be branded with the "iProvo" logo and name.

Database Schema
The "template" for the database that the Set Top Application and Administration tools use. This notes what information is in the database and how it is stored.

Administration Tools
These HTML based tools provide read and write access to the database. The two main applications are Content Management where you set the packages of channels viewable by the subs and Household management where you control the details of each sub including what channels they can watch and the MAC addresses for the set top boxes on their account.

Other programs and scripts that are part of the package are:

Boot P
This loads the kernel on the set top boxes when they boot up.

DHCP
This program hands out IP addresses to the set top boxes after they receive the kernel from the Boot P program.

MySQL (Database application)
This is an open source database program. It manages the database that stores all the customer information, content information and various miscellaneous pieces of data used in the system.

Web Server
Apache Web Server.

Documentation
System documentation detailing setup, maintenance, and operation of HomeNet software.

                                    Exhibit L
                      IP Video Set Top Box Usage Agreement

                     VIDEO INTERNET BROADCASTING CORPORATION

                                   PROVO CITY

                   MIDDLEWARE AND SET TOP BOX LICENSING RIGHTS


In the event that the Initial Provider Network Access and Use Agreement between Provo City (Provo) and Video Internet Broadcasting Corporation d.b.a. HomeNet Communications of Utah (HomeNet) is terminated for any reason and no replacement agreement is executed with HomeNet as a retail services provider on the Provo Network, Provo shall have certain rights set forth in this Exhibit L relating to the licensing and/or purchase of the HomeNet IP Video Middleware (Middleware) and the compatible and deployed version of Set Top Box (STB).

Middleware:

Upon termination of the Retail Services Provider Agreement and in the absence of a replacement agreement executed with HomeNet as a retail services provider on the Provo Network, Provo will have the right to lease the HomeNet Middleware under the terms described in Exhibit K, Appendix A to this document.

Set Top Box
Upon termination of the Retail Services Provider Agreement and in the absence of a replacement agreement established with HomeNet actively providing retail services on the Provo Network, Provo will have the right to lease HomeNet set top boxes under the following terms:

         Price - Provo may elect to purchase all deployed set top boxes plus available inventory at a price of $135 per unit. Alternatively, Provo also has the right to lease the STBs from HomeNet for the sum of $5 per month per set top box. The lease will terminate upon return of the STB to HomeNet.

Maintenance - HomeNet makes no express or implied warranty for the STBs either deployed or new (in inventory). If available, HomeNet will transfer any warranty coverage provided by the STB manufacturing partner to Provo. HomeNet will not provide any replacement or repair service on the STBs leased or purchased by Provo. HomeNet will provide first level technical support on the STBs if Provo is both licensing the Middleware and leasing (or has purchased) the STB from HomeNet.

                                    Exhibit M
                                     Reports

The following reports will be provided by the Service Provider to Provo on a monthly basis thirty (30) days from the end of the reporting month. Service Provider will develop a reporting format which is mutually acceptable to Service Provider and Provo City.

         o Monthly Subscriber Recap: This report will report the overall activity of subscribers on the network in a total format. It will include the number of accounts connected, disconnected, change of services, service calls as well as a breakdown of subscriber totals by service types and levels.
         o Monthly Service Call Report. This report will include the number of service calls responded to by address, and which calls were resolved during the reporting period. This report will also include the average time service calls remained open and the longest open time on every category of service call during the reporting period.
         o Marketing Activity Report: This report will include the various marketing activities during the reporting period, the amount of money spent on each activity, and a brief analysis of the outcomes of the marketing efforts.

Additional reports which are reasonable and do not require any significant expense to the Service Provider may be requested by Provo. These additional reports will be either for one time accounting of information or to be added as a part of the ongoing reports. Provo will allow at least thirty (30) days for the service provider to prepare a new report.

                                    Exhibit N

                                Marketing Program
               HomeNet Communications Provo Marketing Launch Plan

1)       Pre-Launch:  One month prior to launch of retail HomeNet service
    a)       Website links go live  - June 1st
    b)       Email mail server  - August 1st
    c)       Open HomeNet Store  - (Now at 363 University)
    d)       Retail Signage  - May 15th
    e)       Brochures on hand  (1st draft version) - July 15th
    f)       Sign-ups accepted  - Business Customers May 15th, Residential
             June 15th
    g)       Record all contacts in HomeNet database for future contact -
             May 15th
    h)       Provo Cable MDU conversion incentive - April 15th
    i)       Establish Provo Power referral program - September 1st

2)       Local Press Release Campaign - Manage Expectations
    a)       General Overview of HomeNet -June
         (1)      Announce Opening of Local Office
         (2)      Locally funded
         (3)      Key Differentiators
    b)       The Herald
    c)       The Tribune
    d)       The Deseret News

3)       Print Advertisements
    a)       Provo-specific advertisements (TBD)
    b)       White Paper style advertisements - August

4) Grandview HomeNet Pilot May 1st - July 31st (HomeNet will conduct a pilot rollout of services that will be used to gather product feedback, tweak service package design, prove operational procedures, etc.)
    a)       Direct marketing to pilot participants Introduction - May 1st -
             June 30th
    b)       Manage expectations of pilot participants - Ongoing
    c)       Package May 15th - August 1st
         (1)      Welcome Letter
             (a)      Explain that adjustments will be made
             (b)      `This is a introductory phase"
             (c)      "Could experience the following..."
             (d)      Anticipated outages
         (2)      Timeline
         (3)      Contact information FAQ
         (4)      Control Questionnaire
         (5)      Postage paid return envelope
         (6)      Web interface feedback form
         (7)      Bill

    d)       Throughout the remainder of the pilot
         (1)      Updates to the pilot participants
         (2)      Develop pilot customer "wish list" in AMS
         (3)      Continue high-touch from telemarketers for feedback

5)       Production Launch (fully live) - September 1st
    a)       Local Office production ready
         (1)      Convenient Payment Drop Boxes
         (2)      Fully staffed
         (3)      Demo "living room" for triple play experience
         (4) Weekly user interface tutorials Scheduled attendance / introduction at local organizations (June - Ongoing)
         (1)      Rotary, Lions, Kiwanis
         (2)      Chamber of Commerce (member)
         (3)      Youth Sports Organizations
         (4)      Others??

6)       Node Specific Marketing
    a)       Neighborhood Chairs
         (1)      Summit Meeting - September
         (2)      Neighborhood Incentive Program (depending on AEG build plan)
              (a) Neighborhood Sign-up parties
                   (i)   Kid's games, wienie roast, etc.
                   (ii)  Sign-up incentives
                   (iii) School Principal Content Demos
                   (iv)  Multi-player game demos
                   (v)   Local Sports Content Demos
              (b) Lawn Stakes "Another Grandview Home on HomeNet!"
    b)   Neighborhood Leader Extension Program (July - Ongoing)
         (1)      Each Chair identifies 5 -10 key players in their neighborhood
         (2)      Incentives for participation of key individuals... TBD
    c)   School programs (July - Ongoing)
         (1)      Principals summit
         (2)      Darwin Server Content Creation Program
              (a) Provide Equipment?
              (b) Provide content creation / management training and support
              (c) City-HomeNet partnership
              (d) Get other manufacturers to subsidize?
              (e) Top-five-ideas competition amongst school kids
              (f) Seed some content for neighborhood sales pitches
     d)  "Got Fiber?" Campaign (September - Ongoing)
         (a)      Scrip for schools to redeem in content creation program
         (b)      Competition between schools - post results on web
         (c)      Attend Rallies or events at schools
         (d)      Attend PTA meetings
         (e)      Provo Power to back and support
         (f)      Prominent "Got Fiber" banners at each school
     e)  City Council VOD - September
         (1)      Get VOD of City Council available for view right away
         (2)      Leverage Council to market to their constituents
     f)  Youth Sports VOD - September
         (1) Get Local Youth Sports Organizations to back the HomeNet iProvo push
             (a)  Provide Equipment?
             (b)  Provide content creation / management training and support
             (c)  Get Provo to subsidize?
             (d)  Get other manufacturers to subsidize?
             (e) Seed some games neighborhood-specific content (youth games) for neighborhood sales pitches
              g)  Neighborhood BYU/Teen Sales Program  August - Ongoing
         (1)      Sign up local neighborhood teens for agency program
             (a)  Each individual gets territory based on where they live
             (b)  Commissions per new account
             (c)  Accelerators for high penetration
             (d) Competition between Neighborhood "Teams" with results posted on web site - prizes

7)       HomeNet Pricing Strategy
    a)   Simple product ordering menu
         (1)      Data Only
         (2)      Video Only
         (3)      Double Play
             (a)  Video + Data
             (b)  Video + Phone
             (c)  Data + Phone
         (4)      Triple Play
     b)  "Customize your offering with help of CSR"

8)       MDU Specific Marketing
     a)  Provo Cable MDUs
         (1)      Complete List of MDUs + Contact information - Done
         (2)      Physical Map of all Provo Cable MDUs - Done
         (3) Lock in all Provo Cable MDUs to 5 year extensions - September 1st iProvo MDUs locked into 5 year extensions at new rates - September 1st
     c)  New MDU business
         (1) Build database to include status of all current competitively held MDU Contracts (Comcast, Qwest, etc.) - September 1st
         (2)      Prioritize those coming off current contracts in next 6 months
         (3) Build detailed knowledge of rules, restrictions, and provisos of current competitive contracts by MDU account - June 30th
         (4) Provide offering to include turnkey service for terminating the existing competitive MDU contracts - June 30th
         (5) Letter of intent to switch services to HomeNet is required for all termination and consulting services - August 1st
         (6) Create commercial quality marketing piece describing the benefits and process of switching to HomeNet from incumbent provider for use in direct sales activities - August 1st
         (7) Direct professional sales program to communicate value to the MDU decision makers and close contract sales - Ongoing

9)       Business Customer Specific Marketing
   a)    Build Initial Business Product Offering - June 15th
         (1)      Basic Data Connection
         (2)      Tiered High Speed Data Connection
         (3)      Transparent LAN Service (Private Peer to Peer Connectivity)
         (4)      Business Voice Offerings
             (a)      Basic
             (b)      PBX Services
             (c)      Advanced Features
         (5)      Business (Commercial) Video Offerings
         (6)      Bundles
   b)    Sign Up Initial Subscribers - May 15th  (done)

10) Budget (Twelve months from signing of contract) Annualized Marketing Budget Newspaper Advertising $15,000 Signage $10,000 Radio Advertising $12,000 Door to door campaign $10,000 Door hangers $2,000 Billboards $6,000 Phone books $500 Demo sites $2,000 Brochures $5,000 Direct mailers $5,000

 Total     $67,500    (Anticipate spending $30k - $35k in 2004)

                                    Exhibit O
                          Customer Service Program Plan

Service Provider will at all times be required to meet or exceed the specific Customer Service standards set forth in the body of this contract and its Franchise Agreement. Measurement and reporting of all Customer Service metrics will be as prescribed in this contract and the Service Provider's Franchise Agreement.

In addition, Service Provider shall provide the City the following reports demonstrating the level of Customer Satisfaction of its subscribers. Customer Satisfaction will be measured using the following scale:

Customer Satisfaction will be measured using the following methodology:

1. Subscribers will be asked to fill out a brief questionnaire regarding the level of service and resultant satisfaction they've experienced after each field service call and closed trouble-ticket.
2. In addition a random sample equaling 10% of Service Provider's subscriber base will be provided the Customer Satisfaction questionnaire via mail, once a calendar quarter, occurring in the third month of said quarter. These replies will be returned by said customers directly to Provo City for compilation.
3. The average of all Customer Satisfaction Questionnaire results will used to produce the overall Service Provider Customer Satisfaction Average that will be made available to the City within 30 days of the close of each calendar quarter.
4. The first measurement will be made and reported after the first complete calendar quarter served by the Service Provider.

The measurement periods will be the following calendar quarters:

        o        Quarter 1 - January February, March
        o        Quarter 2 - April, May, June
        o        Quarter 3 - July, August, September
        o        Quarter 4 - October, November, December

         All Customer Satisfaction Average Reporting will be strictly confidential information for the City's internal use only. The Customer Satisfaction Average Reports may not be shared with any outside party, for any reason, without the express written consent of the Service Provider.

                                    Exhibit P
                            In-Home Wiring Standards

A. In-Home Wiring shall mean: The installation of in-home telecommunication cabling, specifically Cat5e Ethernet for transmission of video and Internet services and Cat3 for transmission of voice services. Cabling will connect from a telecommunications portal located on the inside or outside of residential homes within close proximity to the utility power meter. Installation practices should meet industry standards for in-wall type "fishing" of cables utilizing a "wall plate" style connection at the in-home demarcation point which should be located no more than three feet from end point device, unless otherwise specified by subscriber.

B. Video Service Wiring Standards: All video services wiring shall meet or exceed the following standard specifications.

         a.       Wiring Standard: Category 5e Ethernet Cabling

         b.       In-Home Demarcation:
                  i.       In-Wall outlet comparable to:
                           1.       Leviton 41080-2WP
                           2.       Leviton 5G108-RW5

         c.       Entertainment System:
                  i. Technicians shall be knowledgeable with the current products available in residential entertainment systems.
                  ii. Technicians shall be proficient in residential entertainment systems design, layout and structure.
                           1.       RF connections
                           2.       RCA connections
                           3.       High Definition connections
                           4.       AC 3 audio connections
                           5.       Recording device connections

         d.       Tutorial and Training:

                  i. Technicians shall provide complete instructions on usage of the video interface, remote control and general layout of the system through literature provided by VIB.TV and through clear oral instructions.
                  ii. Successful bidder should expect regular subscriber audits regarding quality of customer service, professional appearance and training.

C.       Internet Services Wiring:

         a.       Wiring Standard: Category 5e Ethernet Cabling

         b.       In-Home Demarcation:
                  i.       In-Wall outlet comparable to:
                           1.       Leviton 41080-2WP
                           2.       Leviton 5G108-RW5

         c.       Personal Computers:
                  i.       Technicians shall be proficient in the installation
                           and configuration of NIC and USB adapters.
                  ii.      Technicians shall be proficient with general customer
                           PC services.

D.       Voice Service:

         a.       Wiring Standard: Category 3 Telephony Cabling

         b.       Existing Voice Demarcation:
                  i. Connection from Fiber demarcation to customer premise existing voice system outside demarcation point.
                  ii.      Final testing for dial tone connectivity

         c.       Additional Voice System Connections:
                  i.       In-Wall outlet comparable to: Leviton 40249-W
                  ii.      Final testing for dial tone connectivity

E. Material Standards: All materials shall meet or exceed general industry standards. The list below is not and should not be regarded as a comprehensive list of minimum requirements.

         a.       General Standards:
                  i.       UL verification for the given application
                  ii.      If exposed to the exterior elements shall be UV rated
                  iii. Internal, 10/100, full Duplex NIC (network interface card)

                                    Exhibit Q
                          Standard Portal Configuration

                                    Exhibit R
                        Bandwidth Purchasing Requirement

As part of the Agreement, Service Provider agrees to an initial commitment to purchase Internet bandwidth from the City for the period commencing at the execution of this Agreement and terminating on June 1st of 2005. Service Provider will purchase no less than the requisite amount of bandwidth required to adequately serve its subscribers as specified in Section 6.12 (Truth in Bandwidth) from the City at the following terms:

Service Provider will specify in writing (within 30 days of signing of this agreement) the starting amount of bandwidth they require.

         o Internet bandwidth will be purchased at a price of $150.00 per one (1) Megabyte (MB) per month.

         o        Internet bandwidth will be purchased in increments of one (1)
                  MB.

         o        Service Provider will use best efforts to notify City thirty
                  (30) days in advance of the month in which the bandwidth will be required of any increases or decreases in purchased amount.

         o Bandwidth purchases will be paid the month following its usage on terms of Net 15.

If the City elects not to sell bandwidth to Service Provider during the period specified in this Exhibit (Exhibit "R"), Service Provider will be free to procure any additional bandwidth from any source it so chooses.

Upon termination of the period specified in this Exhibit (Exhibit "R"), the City and Service Provider will be free to enter into an extension of this agreement, create a new bandwidth purchase agreement, or terminate any Bandwidth purchasing relationship at the mutual discretion of both parties.

                                    Exhibit S
                         Soft Switch Telephony Services

1. HomeNet to purchase, own, maintain and operate the VoIP phone Softswitch to be used in providing voice services to its subscribers on the Provo Network. The purchase of the sofswitch and all necessary hardware, up to and including connection to the PSTN, must be made by August 15, 2004. HomeNet must be ready to deliver full "telephony services" by September 15, 2004.

2. HomeNet and Provo come to mutually acceptable rate of transport for voice services on the Provo Network.

3. HomeNet will locate the Softswitch and related equipment in Provo (headend) if unable to provide good and reliable service with the Softswitch outside of Provo.

4. HomeNet may make its VoIP Softswitch system available to other service providers at rates it deems appropriate in its sole discretion and authority.

5. HomeNet must provide a partitioned duplicate and backup Softswitch and system (including all licenses and maintenance requirements) to be located in Provo and title of ownership transferred for the amount of $1.00 to Provo by sales agreement. This is for business continuity. Said sales agreement shall provide for a period of thirty (30) months, from the execution of this Agreement, HomeNet shall have an indefeasible right to use of the Softswitch and system, and will have sole operational and management control. Futhermore, at the end of said thirty (30) month period, and as long as HomeNet has remained a Service Provider on the Provo Network, HomeNet has an indefeasible right to repurchase the backup Softswitch and system from Provo for the amount of $1.00 by sales agreement.

6. HomeNet and its Softswitch vendor shall fully coordinate and cooperate with Provo in resolving technical issues surrounding the Softswitch and the Provo Network.

7. HomeNet will enter into the required agreements for processes and services with a PSTN Provider and satisfy all legal and regulatory requirements for telephony services in Provo. Where legally possible and viable, HomeNet shall take over any existing Provo contracts with Electric Lightwave Inc. for the local and SLC PRI's and any other obligations. Such assumption of said contracts shall not be unreasonably withheld.

8. HomeNet will only use a VoIP Softswitch systems certified as interoperable with World Wide Packets Ethernet Switching equipment by the manufacturer. Proof of interoperable will be required by contract with WWP.

9. If HomeNet selects and plans to purchase a VocalData Softswtich, then HomeNet must obtain a proposal on the backup plan and steps to complete the work and share the information with Provo.

10. If HomeNet selects and plans to purchase a NetCentrex Softswitch, then HomeNet will provide the following:

         o A copy of the letter of agreement between WWP and NetCentrex on the plan for interoperability within a week of the execution of this Agreement. Provo shall make best effort to engage World Wide Packets and request its full cooperation and desire to have NetCentrex certified as interoperable.

         o Within one (1) week of the execution of this Agreement HomeNet will set up a limited, of no more than ten (10) users, field trial using the NetCentrex Softswitch as a demonstration.

         o Within two (2) weeks of the execution of this Agreement, Service Provider is to provide the City with a continuation of the telephony services plan. Weekly updates of progress will be made to Provo.

         o The Softswitch must be certified as interoperable no later than August 15, 2004 prior to the required purchase date.

         o Provo is to provide support equivalent to current levels for the operations of the existing VocalData Softswitch through August 15, 2004.

11. Provo staff shall be availed training in the use of, and access to, the iProvo production partition on whatever switch is purchased. The purpose of this access is emergency provisioning and business continuity. At no cost, Provo will be invited to attend vendor-provided training purchased by Service Provider.

12. Service Provider and Provo shall share the financial responsibility for the current VocalData Softswitch costs incurred through August 1, 2005. Such financial responsibility is not to exceed $7,500 for each party. The percentage split of financial liability will be determined in final negotiations with VocalData.

                                    Exhibit T
                    OSS/BSS Interface Process and Procedures

OSS (Operational Support System) and BSS (Business Support System) inter-working between the Provo and Service Provider will be required for the overall success of the Provo Network. OSS/BSS processes and procedures, by their very nature, are dynamic and fluid. For purposes of this contract, the OSS/BSS Process and Procedure is established as an operational framework.

Service Provider and City commit to create and document the specific process flows, supporting systems, and specific points of inter-working between entities that will create the foundation for the four main OSS/BSS categories (detailed below), which will be titled "OSS/BSS Process and Procedure Foundation". The first edition of the "OSS/BSS Process and Procedure Foundation" will be finalized and agreed to no later than 60 days from the execution of this contract.

Ongoing, both Service Provider and City commit to make adjustments and changes to OSS/BSS Process and Procedure as required by business conditions and subscriber requirements. At all times OSS/BSS Process and Procedure will subjugate to the standards relating to matters covered herein as set forth by other relevant sections of this contract.

Service Provider and Provo will establish and continue to refine all requisite processes, procedures, systems, and reporting ensuring the success of the Provo Network. The four main OSS/BSS operations categories, in which specific processes, procedures, systems, and reporting will be created and documented in operational agreements, are as follows:

1. Provisioning Operations - Provisioning Operations represents all OSS/BSS process and procedure required for accurate and efficient initiation, modification, and/or termination of subscriber services. This includes but is not limited to: provisioning of new subscribers, activation of service for new subscribers, moves/adds/changes for subscribers, creation and modification of services catalogue, disconnection of subscribers, and deactivation of subscribers.

2. Network Systems Operations - Systems Operations represents all OSS/BSS process and procedure required for accurate and efficient network systems performance maintenance. This includes but is not limited to: network monitoring, network diagnostics, troubleshooting of identified problems, system upgrades, equipment and software maintenance, network predictive and planning capabilities, and network reporting.

3. Billing Systems Operations - Billing Systems Operations represents all OSS/BSS process and procedure required for accurate and efficient billing for wholesale and retail services. This includes but is not limited to: accounting, subscriber billing, service provider billing, long-distance telephony billing, VOD/PPV billing, broadcast video content billing mediation, billing for dynamic data services, general billing mediation, reporting, billing reconciliation, and billing dispute resolution.

4. Customer Support Operations - Customer Support Operations represents all OSS/BSS process and procedure required for accurate and efficient subscriber support services. This includes but is not limited to: technical support, after hours customer support, emergency system support, trouble ticketing and tracking capability, emergency escalation procedure, call center systems, customer and technical support reporting, and customer satisfaction measurement and reporting.

                                    Exhibit U
                    Financial Security Arrangement Agreement

In demonstrating evidence of Video Internet Broadcasting's (VIB) ability to financially perform all responsibilities contemplated by the Agreement, Provo requires VIB to provide evidence of an irrevocable Line of Credit for $1.5 million with a nationally chartered bank. This Line of Credit should be for the period of one year and be in the name of VIB and be designated for the iProvo project. Each successive year VIB will be required to provide evidence that a Line of Credit is in place for the same amount required of other service providers providing similar services on the network. In the event that VIB is the only service provider on the network, iProvo will designate the amount of the line of credit required, in no year will it exceed 1.5 million dollars.

As surety of VIB's operational performance and protection from material breach of its obligations, Provo requires (in addition to the $1.5 million line of credit) an irrevocable Letter of Credit in the amount of $50,000 or 50 percent of the monthly transport fees due the City, whichever is greater. After the first year following the execution of the Agreement, the amount of the letter of credit will then adjust to a percentage of monthly transport fees equivalent to the requirements set for other service providers. In the event that VIB is the only service provider on the network, iProvo will designate the percentage of monthly transport fees to be used in the calculation of the amount of the letter of credit, in no year will it exceed 50 percent of monthly transport fees.

The term of the Letter of Credit shall be the term of the Agreement, including any renewal period. The Letter of Credit shall be issued by a nationally chartered bank and contain terms and conditions acceptable to Provo. Prior to seeking recovery under this Letter of Credit, Provo shall notify Service Provider in writing of the default giving rise to Provo's claim for recovery under this section. Service Provider shall have thirty (30) days to cure the default. Upon Service Provider's failure to cure, Provo may immediately draw on the Letter of Credit and in addition pursue any other remedy available under
Article XIII.

VIB shall provide to the City on an annual basis, by a date no later than ninety
(90) days after the close of their fiscal year, financial statements which shall include a Balance Sheet, Income Statement, and Statement of Cash Flows with accompanying Notes for the fiscal year just completed. A report verifying that they have been reviewed by a Certified Public Accountant shall accompany the financial statements.

In the event that VIB completes its corporate name change to HomeNet Communications of Utah, both the Line of Credit and the Letter of Credit shall be immediately updated to reflect the change.